Exhibit 10.1

EXECUTION VERSION

INTEREST PURCHASE AGREEMENT
by and among
VERA BRADLEY HOLDINGS, LLC,
CREATIVE GENIUS HOLDINGS, INC.,
CREATIVE GENIUS, INC.,
GRIFFIN THALL,
PAUL GOODMAN
and solely for the purpose of Section 11.14
VERA BRADLEY DESIGNS, INC.
AND
VERA BRADLEY, INC.
Dated: June 19, 2019

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Exhibits
Exhibit A    Calculation of Closing Date Working Capital
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Put/Call Agreement
Exhibit D    Form of Company Operating Agreement
Exhibit E    Form of Key Employee Agreement
Exhibit F    Form of Administrative Services Agreement
Exhibit G    Form of Subordinated Pledge Agreement
Schedules
Schedule I    Company Disclosure Schedule

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INTEREST PURCHASE AGREEMENT
This INTEREST PURCHASE AGREEMENT (this "Agreement"), is dated as of June 19, 2019, and is by and among Vera Bradley Holdings, LLC, a Delaware limited liability company ("Buyer"), Creative Genius Holdings, Inc., a California corporation ("Seller"), Creative Genius, Inc., a California corporation (the "Company"), Griffin Thall ("Thall"), Paul Goodman ("Goodman" and together with Thall, each a "Shareholder" and collectively, the "Shareholders"), and, solely for the purpose of Section 11.14, Vera Bradley Designs, Inc.("Designs") and Vera Bradley, Inc. ("VRA" and together with Designs, the "Guarantors" and individually a "Guarantor").
RECITALS
WHEREAS, the Company is in the business of designing, marketing and distributing bracelets, jewelry and other related accessories primarily through its e-commerce site, subscription club and wholesale channels (the "Business").
WHEREAS, immediately prior to the Reorganization (defined below), the Shareholders owned all of the issued and outstanding shares of stock of the Company (the "Shares");
WHEREAS, prior to the date of this Agreement, (i) the Shareholders contributed 100% of the Shares to Seller, (ii) Seller issued shares of its common stock, no par value per share, to the Shareholders (resulting in the Shareholders owning all of the issued and outstanding Equity Securities of Seller) and Seller elected to treat the Company as a Qualified Subchapter S Subsidiary (as defined in Code Section 1361(b)(3)(B)) with the actions described in clause (i) and this clause (ii) all done in connection with a reorganization under Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18 (the "F Reorg");
WHEREAS, prior to the Closing Date, the Shareholders will cause Seller to cause the Company to be merged with and into a limited liability company wholly owned by Seller and such limited liability company will continue as the surviving entity as a California limited liability company (the "LLC Conversion," and collectively with the F Reorg, the "Reorganization");
WHEREAS, as of the date of this Agreement, Seller owns one hundred percent (100%) of the outstanding capital stock of the Company and, immediately following the LLC Conversion, Seller will own one hundred percent (100%) of the rights and interests in the Company (the "Company Interests") in its capacity as the sole member of the Company;
WHEREAS, prior to the Closing Date, the Shareholders will form a new entity ("Newco") and will cause Newco to contribute capital to the Company in exchange for two tenths of one percent (0.2%) of the Company Interests;
WHEREAS, as of the Closing Date, Seller will own no less than ninety-nine and eight tenths of one percent (99.8%) of the outstanding Company Interests;

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WHEREAS, the parties desire to enter into this Agreement pursuant to which Shareholders propose to cause Seller to sell to Buyer, and Buyer proposes to purchase from Seller, the Purchased Company Interests, upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, at the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all right, title and interest in and to, the Purchased Company Interests, upon the terms and subject to the conditions hereinafter set forth.
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

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ARTICLE I.
Definitions and Rules of Construction
Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below:
"2019 EBITDA Amount" means the Adjusted EBITDA of the Company for the 2019 Fiscal Year.
"2019 Fiscal Year" means the twelve (12) month period ending on December 31, 2019.
"Accounting Arbitrator" has the meaning set forth in Section 3.3(c).
"Adjusted EBITDA" means, for any applicable computation period, the Company's Net Income, plus, to the extent deducted or added in the determination of Net Income: (a) total interest paid or accrued, as well as fees and expenses (including prepayment penalties) in connection with debt or financing and interest income; (b) income taxes paid or accrued as well as any income tax benefits; (c) depreciation and amortization expenses; (d) extraordinary or unusual income or charges as defined under GAAP; (e) any non-cash charges or income, as detailed in the following: (i) stock-based compensation or other equity-based compensation expenses, (ii) asset write-downs or goodwill impairments, (iii) unrealized gains or losses, (iv) purchase accounting adjustments, and (v) for the avoidance of doubt, customer loyalty point accruals will not be considered an EBITDA adjustment; (f) fees and expenses related to the Company’s Board of Managers, such as fees, travel, and any other associated costs; (g) one-time integration costs and expenses relating to enhanced accounting function or systems upgrades; (h) legal, accounting, or any other fees or expenses associated with the exercise of any rights under the Put/Call Agreement; (i) moving expenses; (j) any expenses related to a merger, acquisition, or other capital transaction; (k) any allocation or assumption of losses, expenses, income, or corporate charges from any Affiliate of Buyer other than as explicitly set forth in the Administrative Services Agreement; (l) any payments, fees, penalties or other expenses related to sales tax liabilities, to the extent the Company is actually indemnified and held harmless therefrom under the Sales Tax Indemnity Agreement; (m) fees and expenses (but not any liability resulting from a judgment or award) incurred by the Company in connection with the defense of Extraordinary Litigation initiated or pending against the Company during the computation period, but only to the extent such fees and expenses exceed the Litigation Fee Threshold, (n) any corporate charges or other items from Buyer or any Affiliate of Buyer other than (1) fees and third party expenses under the Administrative Services Agreement, (2) costs and expenses as set forth in an approved budget for reasonable services rendered (and, for the avoidance of doubt, such costs and expenses will not include an allocation of corporate overhead or general and administrative expenses of Buyer or any Affiliate of Buyer not directly related to such reasonable services rendered) and (3) such other corporate charges and other items as are mutually agreed by Buyer and the Holdings Representative (as defined in the Operating Agreement); (o) transaction expenses related to the transaction contemplated herein, and (p) tax distributions which are paid through payroll, currently booked under the line item “Supplemental Officer Wages.” Notwithstanding the foregoing, in determining Adjusted EBITDA of the Company for the 2019 fiscal year, (i) the following items shall be added back to the Company’s Net Income, to the extent deducted in the determination of Net Income and without duplication of amounts added to Net

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Income pursuant to the immediately preceding sentence (A) any corporate charges or other items from Buyer or any Affiliate of Buyer, other than fees and third party expenses under the Administrative Services Agreement, (B) any charges for Company Transaction Expenses and Sale Bonuses, (C) pro forma credit card discounts, which shall be equal to two percent (2%) of general ledger # 950-1010-10 “Paid Media-Ecomm” for the period from January 1, 2019 through the Closing Date, provided that Buyer determines that the Company will receive value for such discounts after the Closing Date, (D) any documented amounts for non-work related items, such as travel, meals and entertainment, memberships and dues, provided that Buyer agrees that such amounts are not business expenses, (E) expenses for travel related to the supply chain audit conducted in connection with the transaction contemplated by this Agreement and (F) Thirty Thousand Dollars ($30,000) of rent expense, which is attributable to duplicative rent from March 2019 through the Closing Date; and (ii) the amount of fees paid (but not third-party expenses reimbursed) by the Company to Buyer or an Affiliate of Buyer during 2019 under the Administrative Services Agreement or otherwise described in clause (n) above, that are taken into account in the determination of Net Income shall not exceed $125,000. All items shall be determined consistent with past practices and in accordance with GAAP and the classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Most Recent Audited Financial Statements (except for utilization of standard costing for inventory as adopted on January 1, 2019).
"Administrative Services Agreement" means the Administrative Services Agreement, in the form of Exhibit F, dated as of the Closing Date.
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and includes any Person in like relation to an Affiliate. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this Agreement, (x) the Company shall be deemed to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer from and after the Closing and (y) Creative Genius Investments, Inc. shall be deemed to be an Affiliate of Seller at all relevant times.
"Affiliate Arrangements" has the meaning set forth in Section 5.10.
"Agent" has the meaning set forth in Section 11.14(j).
"Agreement" has the meaning set forth in the Preamble.
"Ancillary Documents" means the Put/Call Agreement, the Escrow Agreement, the Key Employee Agreements, the Company Operating Agreement, the Administrative Services Agreement and all other agreements, documents and instruments being executed and delivered in connection with this Agreement.
"Anti-Corruption Laws" has the meaning set forth in Section 5.16(b).
"Balance Sheet Date" has the meaning set forth in Section 5.6(a).

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"Base Purchase Price" has the meaning set forth in Section 3.2(a).
"Business" has the meaning set forth in the Recitals.
"Business Day" means any day other than a Saturday, Sunday or day on which banks are closed in Indianapolis, Indiana.
"Business Records" means all data and records of the Business on whatever media and wherever located, regardless of the Person or Persons having possession, custody or control of such data and records.
"Buyer" has the meaning set forth in the Preamble.
"Buyer Indemnitees" has the meaning set forth in Section 9.2.
"CG Holdings" has the meaning set forth in Section 11.14((j).
"CGI" has the meaning set forth in Section 11.14(j).
"Chosen Courts" has the meaning set forth in Section 11.10(a).
"Claims" means any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.
"Closing" has the meaning set forth in Section 2.1.
"Closing Consideration Amount" has the meaning set forth in Section 3.2(c).
"Closing Date" has the meaning set forth in Section 2.1.
"Closing Date Cash" means Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date.
"Closing Date Company Transaction Expenses" means Company Transaction Expenses as of 11:59 P.M. on the date immediately prior to the Closing Date.
"Closing Date Indebtedness" means Indebtedness as of 11:59 P.M. on the date immediately prior to the Closing Date.
"Closing Date Statement" has the meaning set forth in Section 3.2(b).
"Closing Date Working Capital" means (a) the sum of the current assets of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, minus (b) the sum of the current liabilities of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date as set forth in Exhibit A.
"Code" means the Internal Revenue Code of 1986.

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"Commercial Software" means all commercially available off-the-shelf software licensed pursuant to click wrap or shrink wrap agreements that (a) is not material to the Company or the Business, (b) has not been modified or customized for the Company, (c) is used internally (and not licensed or sublicensed to third parties) by the Company, and (d) is licensed to the Company for a one-time or annual fee of ten thousand dollars ($10,000) or less.
"Company" has the meaning set forth in the Preamble.
"Company 401(k) Plan" means the Pura Vida Bracelets 401(k) Plan, as it may be amended from time to time.
"Company Cash" means cash and cash equivalents of the Company (including cash in bank accounts, petty cash, marketable securities and short-term investments), less an amount of cash necessary to cover all outstanding checks and wire transfers, determined in accordance with GAAP; provided that any cash received in respect of e-commerce sales where the purchased product has not shipped and all cash held at the Company’s factor shall be excluded.
"Company Disclosure Schedule" means the disclosure schedule, dated the date hereof, delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.
"Company Intellectual Property" means the Owned Intellectual Property and Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use.
"Company Interests" has the meaning set forth in the Recitals.
"Company IT Assets" means all IT Assets used or held for use by, or accessible to, the Company in connection with the Business.
"Company Material Adverse Effect" means any Event that, individually or taken together with one or more other Events (a) is, or could reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or (b) prevents or materially impairs the ability of any of Seller or the Company to consummate the transactions contemplated hereby; provided, that any effect resulting from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (i) the announcement or pendency of the transactions contemplated by this Agreement (provided that such announcement shall not be in breach of this Agreement), including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (ii) changes in general economic conditions, (iii) changes in conditions generally affecting the industry in which the Company operates; (iv) acts of terrorism, armed hostilities or war; (v) changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof applicable to the Company or the Business; (vi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions; or (vii) any action permitted or required by this Agreement or any action taken (or omitted to be taken) with the written consent or at the request of Buyer, except, with respect to clauses (ii), (iii), (iv) and (v), to the extent (and only to the extent) that the Company

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is disproportionately affected by such Events in comparison to others in the industry in which it operates.
"Company Operating Agreement" means the Operating Agreement of the Company, in the form of Exhibit D, dated as of the Closing Date.
"Company Transaction Expenses" means all fees, costs and expenses incurred, accrued or to be paid by the Company in connection with the transactions contemplated hereby and the Ancillary Documents or any transaction or series of transactions similar to such transactions, including (a) fees and disbursements of or to counsel, financial advisors, Consultants and accountants retained or acting in connection with this Agreement or the transactions contemplated hereby; (b) filing fees under the HSR Act; and (b) costs of terminating any Affiliate Arrangement.
"Competing Transaction" means any transaction (a) similar to the transactions contemplated hereby, or (b) that could be inconsistent with, or that could otherwise preclude, the transactions contemplated hereby, including any (i) merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company or (ii) other acquisition or equity investment transaction involving or otherwise relating to the Company involving any other Person other than Buyer or any of its Affiliates, including the formation of a partnership or joint venture with or for the Company.
"Confidential Information" means information that is not generally known to the public with respect to the terms of the transactions contemplated hereby and the non-public or proprietary information of the Company, including non-public or proprietary Company Intellectual Property, Personal Information and non-public or proprietary information related to the Business.
"Consultant" means any Person who is or has been engaged as a consultant, sales agent or independent contractor by or on behalf of the Company, other than as an Employee, or who otherwise provides services to the Company under a contractual arrangement other than as an Employee.
"Consultant Agreement" means any service, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory Contract with any Consultant and to which the Company is a party or could have any Liability.
"Contingent Payment" means an amount calculated by (a) dividing (i) an amount equal to the portion, if any, of the 2019 EBITDA Amount that exceeds $13,800,000, by (ii) $6,600,000, and (b) multiplying the quotient by $22,500,000.  Notwithstanding the foregoing, if the 2019 EBITDA Amount is less than $13,800,000, the Contingent Payment will be zero ($0) and, if the 2019 EBITDA Amount is greater than $20,400,000, the Contingent Payment will be $22,500,000.  For example, if the 2019 EBITDA Amount is $15,700,000, the Contingent Payment would be $6,477,273, calculated as follows:
(($15,700,000  –  $13,800,000) / $6,600,000) x $22,500,000 = $6,477,273
"Contingent Worker" has the meaning set forth in Section 5.20(f).

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"Contract" means any agreement, contract, purchase order, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any schedules, exhibits, amendments and/or supplements to them.
"Credit Agreement" means that certain Credit Agreement, dated as of September 7, 2018 among Designs, the other loan parties party thereto, JPMorgan Chase Bank, N.A., as agent, and the lenders party thereto as the same may be amended, modified, supplemented, restated or replaced from time to time.
"Designs" has the meaning set forth in the first paragraph of this Agreement.
"D&O Insurance" has the meaning set forth in Section 7.13.
"Direct Claim" has the meaning set forth in Section 9.5(a).
"Disputed Amounts" has the meaning set forth in Section 3.3(b).
"DOJ" has the meaning set forth in Section 7.9(a).
"Employee" means any current or former employee, officer, director or manager of the Company.
"Employee Agreement" means any employment, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory Contract with any Employee and to which the Company is a party or could have any Liability.
"End Date" has the meaning set forth in Section 10.1(d).
"Environmental Laws" means any foreign, federal, state, provincial or local Law governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, Orders, decrees and binding guidance documents relating to Environmental Matters.
"Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, species protection, water rights, human health or safety, health or safety of employees, sanitation or any matter relating to any emission, discharge, dissemination, Release or threatened Release of any Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to or resulting from the manufacture, import, export, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of any Hazardous Materials.
"Environmental Permits" has the meaning set forth in Section 5.18(a).

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"Equity Securities" of any Person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights).
"ERISA" means The Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
"ERISA Affiliate" means, of any entity, each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
"Escrow Agent" means U. S. Bank, N.A.
"Escrow Agreement" has the meaning set forth in Section 3.6.
"Escrow Funds" has the meaning set forth in Section 3.6.
"Estimated Closing Cash Amount" has the meaning set forth in Section 3.2(b).
"Estimated Closing Date Company Transaction Expenses" has the meaning set forth in Section 3.2(b).
"Estimated Closing Indebtedness Amount" has the meaning set forth in Section 3.2(b).
"Event" means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
"Exempted Losses" means Losses for which Buyer Indemnitees are entitled to indemnification from Seller or either Shareholder as contemplated by this Agreement due to (a) any breach or inaccuracy of any Fundamental Representations; (b) any breach or inaccuracy of any other representation or warranty to the extent of (and in the amount up to) Fundamental Payout Amounts; and (c) claims based on fraud or Willful Breach.
"Export Controls" means (a) U.S. Laws restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services, including the Export Administration Regulations and the International Traffic in Arms Regulations, and, to the extent applicable to the Company, and (b) any United Kingdom, European Union, European Union member state, or other non-U.S. Laws restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services.
"Extraordinary Litigation" means frivolous or meritless litigation that (i) is unusual and non-recurring, (ii) is unrelated to the conduct of the Company’s business in the ordinary course, (iii) has not had, and is not reasonably expected to have, any of the effects described in clause (a) of the

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definition of Company Material Adverse Effect and (iv) has not had, and is not reasonably expected to have, a material and adverse effect the Company’s brand, valuation or long-term financial prospects.
"F Reorg" has the meaning set forth in the Recitals.
"Final Purchase Price Adjustment Statement" means the Purchase Price Adjustment Statement as (a) agreed by Buyer and Seller, (b) made final due to the failure of Seller to properly deliver a Purchase Price Dispute Notice pursuant to Section 3.3(b), or (c) made final by an Accounting Arbitrator pursuant to Section 3.3(c).
"Financial Statements" has the meaning set forth in Section 5.6(a).
"FTC" has the meaning set forth in Section 7.9(b).
"Fundamental Payout Amounts" means the amounts of Losses payable to the Buyer Indemnitees from the Escrow Funds or under the R&W Insurance Policy for a breach or inaccuracy of any Fundamental Representations to the extent that the Escrow Funds are then or later exhausted or the coverage limit under the R&W Insurance Policy is then or later exceeded.
"Fundamental Representations" has the meaning set forth in Section 8.4(c).
"GAAP" means U.S. generally accepted accounting principles, as in effect from time to time.
"Goodman" has the meaning set forth in the Preamble.
"Government Official" has the meaning set forth in Section 5.16(b).
"Governmental Authority" means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.
"Governmental Consents" has the meaning set forth in Section 4.5.
"Guarantee" has the meaning set forth in Section 11.14(a).
"Guaranteed Obligations" has the meaning set forth in Section 11.14(a).
"Guarantees of Indebtedness" has the meaning set forth in the definition of "Indebtedness."
"Guarantor" has the meaning set forth in the first paragraph of this Agreement.
"Hazardous Materials" means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, material, waste, constituent, compound, chemical, natural or man-made element or force (including petroleum or any by-product or fraction thereof, any form of natural

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gas, lead, asbestos and asbestos-containing materials, building construction material and debris, any polychlorinated biphenyl ("PCB") and PCB-containing equipment, radon and any other radioactive element, any infectious, carcinogenic, mutagenic or etiologic agent, pesticide, defoliant, explosive, flammable, corrosive and urea formaldehyde foam insulation) that is regulated by, or may form the basis of Liability under, any Environmental Laws.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
"Indebtedness" means all obligations and indebtedness of the Company (a) for borrowed money or in respect of loans or advances (other than trade debt and other similar Liabilities incurred in the ordinary course of business consistent with past practice), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker's acceptances or similar credit transactions (without duplication of other indebtedness supported or guaranteed thereby), (e) under interest rate swaps, forward Contracts, futures or other hedging arrangements, including any breakage costs associated therewith, (f) to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities, (g) for any other Person's obligation or indebtedness of the same type as any of the foregoing, including as secured by Liens on any assets of the Company, whether as obligor, guarantor (direct or indirect) or otherwise (the Indebtedness referenced in this clause (g), "Guarantees of Indebtedness"), (h) with respect to 50% of deferred revenue and 50% of customer deposits, each as calculated in accordance with GAAP, (i) with respect to any accounts payable or loans of any kind or nature between the Company on the one hand, and Seller or any of its Affiliates (other than the Company) on the other hand, (j) for any accrued but unused vacation or other paid time off to which any Employee may be entitled as of the Closing Date, (k) for interest, penalties or other amounts owing on any of the foregoing, (l) for personal expenses in credit card payables, (m) for income taxes payable, (n) for all Sale Bonuses and (o) for any premiums, prepayment or termination fees, penalties, expenses or breakage costs due upon prepayment of any of the foregoing.
"Indemnified Party" means the party making a claim under Article IX.
"Indemnifying Party" means the party against whom claims are asserted under Article IX.
"Indemnity Escrow Amount" has the meaning set forth in Section 3.6.
"Intellectual Property" means ((a) patents; (b) Trademarks; (c) copyrights, works of authorship, rights in data and databases; (d) Confidential Information, including trade secrets and know-how; (e) websites and content, (f) domain names, (g) social media handles and accounts, (h) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations (as applicable) for any of the foregoing in (a)-(g); and (i) all other proprietary rights.
"Interim Financial Statements" has the meaning set forth in Section 5.6(a).
"IP Agreements" has the meaning set forth in Section 5.14(b).

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"IT Assets" means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, whether owned by Company, leased or licensed to Company, or otherwise used in the Company’s business.
"Key Employee Agreements" means, collectively, those certain employment agreements in the form attached hereto as Exhibit E, dated as of the Closing Date, by and between the Company and each Key Employee.
"Key Employees" means, collectively, Paul Goodman and Griffin Thall.
"Knowledge of Buyer" means the actual knowledge of any of the following personnel of Buyer: Robert Wallstrom and John Enwright.
"Knowledge of Seller" means the actual knowledge of any of the following personnel of Seller: Griffin Thall and Paul Goodman.
"Knowledge of the Company" means the actual knowledge of any of the following personnel of Seller, their Affiliates and the Company: Griffin Thall and Paul Goodman.
"Law" or "Laws" means any and all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.
"Leased Real Property" means the parcels of real property of which the Company is the lessee (together with all fixtures and improvements thereon).
"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
"Licenses and Permits" means any license, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Company by any Governmental Authority.
"Lien" means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
"Litigation" has the meaning set forth in Section 4.6.
"Litigation Fee Threshold" means an amount equal to (a) for calendar year 2019, $500,000, and (b) for any 12-month period beginning on or after January 1, 2020, the product of (i) $500,000, multiplied by (ii) one (1) plus the cumulative percentage growth in the Company’s annual sales from January 1, 2020 through the date of determination; provided, that if any date of determination is not the last day of a calendar year, the annual sales used to determine such cumulative percentage

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growth shall be the twelve (12) month period ending on the date of determination. For example, if annual sales for 2019 are $60.0 million, June 30, 2021 is a determination date and sales for the twelve (12) months ended June 30, 2021 are $90.0 million, the Litigation Fee Threshold would be $750,000 [$500,000 x (1.0 + ((90 – 60) ÷ 60) = $750,000].
"LLC Conversion" has the meaning set forth in the Recitals.
"Losses" means all Claims, losses, Taxes, Liabilities, damages available at law or in equity (including diminution of value), deficiencies, fines, interest and penalties, costs and expenses, including in connection with or resulting from the defense, settlement and/or compromise of a Claim, and including the reasonable costs, expenses and fees of attorneys, accountants, expert witnesses and investigators.
"Lower Adjustment Amount” means Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000).
"Material Contracts" has the meaning set forth in Section 5.15(a).
"Most Recent Audited Financial Statements" has the meaning set forth in Section 5.6(a).
"Most Recent Financial Statements" has the meaning set forth in Section 5.6(a).
"Net Income" means, for any computation period, with respect to the Company, cumulative net income earned during such period as determined in accordance with GAAP.
"New Conditions" has the meaning set forth in Section 11.14(i).
"obligations" for the purposes of Section 11.14 has the meaning set forth in Section 11.14(a).
"Orders" means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
"OSHA" means the U.S. Occupational Safety and Health Administration.
"Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by the Company.
"Party" has the meaning set forth in the Preamble.
"Pay-Off Amount" has the meaning set forth in Section 8.1(b).
"Pay-Off Letters" has the meaning set forth in Section 8.1(b).
"PCB" has the meaning set forth in the definition of "Hazardous Materials."
"Permitted Lien" means any (a) Lien in respect of current Taxes not yet due and owing and (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business if individually or in the aggregate they (i) are not material; (ii) have not

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been filed, recorded or registered in accordance with applicable Law; (iii) notice of them has not been provided to the Company or Seller; and (iv) the indebtedness secured by them is not in arrears.
"Person" means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, Governmental Authority, unincorporated organization, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.
"Personal Information" means any data or other information belonging to or concerning a customer or employee of Company, or another individual, including information that, alone or with other information can be used to identify an individual.
"Plan" means any (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) retirement, health coverage, compensation, welfare, disability, deferred compensation, severance, retention, incentive, stock option or other equity compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, program or arrangement (other than an Employee Agreement or Consultant Agreement), in each case of (a) and (b), (i) that is maintained or sponsored by the Company for the benefit of and Employees or any beneficiary or dependent thereof, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company with respect to any Employee or any beneficiary or dependent thereof or (iii) pursuant to which the Company could have any Liability, including through an ERISA Affiliate.
"Pre-Closing Date Share" means with respect to a Straddle Period (a) in the case of real property, personal property and similar ad valorem Taxes, the total amount of Taxes due for the entire Straddle Period, multiplied by (i) the number of days in the Straddle Period on or before the Closing Date divided by (ii) the total number of days in the Straddle Period, and (b) in the case of all other Taxes, the amount of Taxes that would be due for the portion of the taxable period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.
"Privacy Laws" has the meaning set forth in Section 5.14(h).
"Products" means any products made, fabricated or developed (or intended to be made, fabricated or developed) by the Company (including products that the Company, or any third party on its behalf, fabricates, manufactures, processes, tests, stores, transports, imports, handles, packages and/or labels for sale or distribution).
"Purchase Price" has the meaning set forth in Section 3.2(a).
"Purchase Price Adjustment Amount" has the meaning set forth in Section 3.4(e).
"Purchase Price Adjustment Statement" has the meaning set forth in Section 3.3(a).

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"Purchase Price Dispute Notice" has the meaning set forth in Section 3.3(b).
"Purchased Company Interests" means seventy-five percent (75%) of the issued and outstanding Company Interests (which constitute seventy-five percent (75%) of the Equity Securities of the Company).
"Put/Call Agreement" means the Put/Call Agreement, in the form of Exhibit C, dated as of the Closing Date.
"Qualified Plan" has the meaning set forth in Section 5.21(b).
"R&W Insurance Policy" means that certain representations and warranties insurance policy, to be issued by Concord Specialty Risk.
"Registered" means issued or renewed by, registered, recorded or filed with, or the subject of a pending application before, any Governmental Authority or internet domain name registrar.
"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
"Released Parties" has the meaning set forth in Section 7.6.
"Releasing Parties" has the meaning set forth in Section 7.6.
"Reorganization" has the meaning set forth in the Recitals.
"Representatives" means, with respect to any Person, the Person's Affiliates and Subsidiaries, and its and their respective employees, officers, directors, managing members, general partners, agents, consultants, advisors (including financial advisors, counsel, auditors and accountants) and other representatives.
"Restricted Party" has the meaning set forth in Section 7.10(a).
"Restricted Period" has the meaning set forth in Section 7.10(a).
"Sale Bonuses" means all change of control, transaction, closing and/or severance or retention or similar bonuses, benefits or payments payable or owing to any Employee or Consultant of the Company, whether triggered solely as a result of the transactions contemplated hereby or triggered as a result of, or in connection with, the transactions contemplated hereby and the occurrence of another event, including the employer portion of any payroll, employment or similar Taxes payable in connection therewith.
"Sales Tax Indemnity Agreement" means that certain Sales Tax Indemnity Agreement of even date herewith between Seller and the Company.

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"Sanctioned Country" means, at any time, a country or territory which is itself the subject of or target of any Sanctions.
"Sanctioned Person" means any Person (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, Her Majesty's Treasury of the United Kingdom, the European Union or any European Union member state, (b) operating, organized, or resident in a Sanctioned Country with which or whom dealings are prohibited by any party to this Agreement, or (c) that is fifty percent (50%) or greater owned by any Person or Persons described in clause (a).
"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, Her Majesty's Treasury of the United Kingdom, the European Union or any European Union member state.
"Seller" has the meaning set forth in the Preamble.
"Seller Indemnitees" has the meaning set forth in Section 9.3.
"Seller Taxes" means (a) all Taxes imposed on or payable by or with respect to Seller or any of its Affiliates; (b) all Taxes imposed on or payable by or with respect to the Company for any Pre-Closing Tax Period and the Pre-Closing Date Share of any such Taxes for any Straddle Period; (c) fifty percent (50%) of all Transfer Taxes; (d) Losses incurred by Buyer or any of its Affiliates (including the Company) and any amounts due and paid to a Taxing Authority in each case arising out of, in connection with or relating to any inaccuracy in or breach of any representation or warranty made by Seller in Section 5.22; and (e) any subsidies required to be repaid or Taxes arising out of, in connection with or relating to the reduction or cancellation by a Governmental Authority of any tax credit, tax abatement, expense reimbursement or other public aid granted with respect to a Pre-Closing Tax Period under a Tax Incentive Agreement to the extent such reduction or cancellation results from Seller's or the Company's failure to satisfy the requirements thereof on or prior to the Closing; provided, however, that Seller Taxes shall not include any amounts for which the Company is indemnified, held harmless and reimbursed under the Sales Tax Indemnity Agreement, but only to the extent the Company is actually and fully so indemnified, held harmless and reimbursed.
"Shareholder" has the meaning set forth in the Preamble.
"Special Escrow Amount" has the meaning set forth in Section 3.6.
"Statement of Objections" has the meaning set forth in Section 3.5(b).
"Straddle Period" means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

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"Subordinated Creditors" has the meaning set forth in Section 11.14(j).
"Subordinated Pledge Agreement" means that certain Subordinated Pledge Agreement to be entered into between Buyer and Seller on the Closing Date in substantially the form attached hereto as Exhibit G.
"Subordination Agreement" has the meaning set forth in Section 11.14(j).
"Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
"Tax" or "Taxes" means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, license, environmental, customs duty, capital stock, severance, occupation, premium, windfall profits, social security (or similar), stamp, payroll, sales, employment, unemployment, disability, use, property, escheat, unclaimed property, registration, withholding, excise, production, value added, ad valorem, occupancy, alternative or add-on minimum, estimated, transfer, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for taxes of another Person by Contract, as a transferee or successor, under Treasury Regulations §1.1502-6 or analogous state, local or non-U.S. Law, or otherwise, whether disputed or not.
"Tax Contest" means any inquiry, audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, Claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.
"Tax Incentive Agreement" means any tax incentive agreement or similar Contract (including, without limitation, any Contract relating to tax credits, tax abatements or reimbursement of expenses) or other form of public aid regime to which the Company is a party.
"Tax Return" means any report, return, claim for refund, statement, notice, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes and any amendment thereto, including any schedule or attachment thereto.

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"Taxing Authority" means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
"Thall" has the meaning set forth in the Preamble.
"Third-Party Claim" has the meaning set forth in Section 9.6(a).
"Top Customers" has the meaning set forth in Section 5.25(a).
"Top Suppliers" has the meaning set forth in Section 5.25(b).
"Trademarks" means trademarks, service marks, certification marks, domain names, website and social media user names, uniform resource locators, trade dress, corporate names, business names, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.
"Transfer Taxes" means all transfer, documentary, sales, use, gross receipts, stamp, stamp duties, excise, license, filing, recordation, value added, ad valorem, bulk sales, registration and other such Taxes and fees (including any penalties and interest and the costs of preparing and filing any related Tax Return) incurred in connection with the transactions contemplated hereby.
"Treasury Regulations" means the regulations promulgated under the Code and any successor regulations.
"Undisputed Amounts" has the meaning set forth in Section 3.5(b).
"Upper Adjustment Amount” means Nine Million Two Hundred Fifty Thousand Dollars ($9,250,000).
"VRA" has the meaning set forth in the first paragraph of this Agreement.
"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1989.
"Willful Breach" has the meaning set forth in Section 10.3(c).
"Working Capital Escrow Amount" has the meaning set forth in Section 3.6.
Section 1.2    Rules of Construction. Unless the context otherwise requires:
(a)    a capitalized term has the meaning assigned to it herein;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be,

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shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(d)    any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented;
(e)    references to Annexes, Articles, Sections, Schedules and Exhibits shall refer to annexes, articles, sections and exhibits of this Agreement, unless otherwise specified;
(f)    the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
(g)    this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;
(h)    all monetary figures shall be in U.S. dollars unless otherwise specified;
(i)    if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;
(j)    references to "hereof", "herein", "hereunder", "hereby" and similar terms shall refer to this entire Agreement (including the Annexes, Schedules and Exhibits hereto);
(k)    whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to "Business Days";
(l)    references to "including" in this Agreement shall mean "including, without limitation," whether or not so specified;
(m)    the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean "if"; and
(n)    all documents and agreements relating to the Company that have been posted, at least two (2) Business Days prior to the date hereof, to the electronic data room established by or on behalf of Seller shall be deemed to have been "delivered", "provided" or "made available" (or any phrase of similar import) to Buyer by Seller.
ARTICLE II.
Closing
Section 2.1    Closing. The closing of the purchase and sale of the Purchased Company Interests (the "Closing") shall take place remotely via the exchange of documents and signatures at 9:00 A.M. Pacific time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature

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are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) (the date of such Closing, the "Closing Date") are satisfied or waived in accordance with this Agreement, or on such date as Buyer and Seller may otherwise agree in writing. The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.
ARTICLE III.
Purchase and Sale of the Purchased Company Interests
Section 3.1    Purchase and Sale of the Purchased Company Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens, the Purchased Company Interests. The Purchased Company Interests purchased and sold pursuant to this Section 3.1 shall constitute seventy-five percent (75%) of the outstanding Equity Securities of the Company.
Section 3.2    Purchase Price; Payments at the Closing.
(a)    The purchase price to be paid by Buyer to Seller for the Purchased Company Interests shall be seventy-five million dollars ($75,000,000) (the "Base Purchase Price"), subject to adjustment as provided in this Article III (the Base Purchase Price, as adjusted pursuant to Section 3.3 and Section 3.4, plus any Contingent Payment, the "Purchase Price").
(b)    Not fewer than four (4) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the "Closing Date Statement") setting forth Seller's good faith estimate of Closing Date Cash (the "Estimated Closing Cash Amount"), Closing Date Indebtedness (the "Estimated Closing Indebtedness Amount") and Closing Date Company Transaction Expenses (the "Estimated Closing Date Company Transaction Expenses").
(c)    At the Closing, Buyer shall pay, or cause to be paid, to or as directed by Seller, the Closing Consideration Amount. "Closing Consideration Amount" means the Base Purchase Price, less (i) the Escrow Funds, plus (ii) the Estimated Closing Cash Amount, less (iii) the Estimated Closing Indebtedness Amount, less (iv) the Estimated Closing Date Company Transaction Expenses. The Closing Consideration Amount shall be paid by wire transfer of immediately available funds to an account or accounts designated by Seller. Such account or accounts shall be designated no fewer than three (3) Business Days prior to the Closing Date.
(d)    At the Closing, Buyer shall pay, or cause to be paid, all Closing Date Indebtedness outstanding, as required to be paid off under the Pay-Off Letters in order to fully discharge such Closing Date Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in the Pay-Off Letters.
(e)    At the Closing, Buyer shall pay, or cause to be paid, the Company Transaction Expenses set forth in the Closing Date Statement to the payees thereof, by wire transfer of

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immediately available funds to the accounts designated in advance by each payee thereof, as set forth on the Closing Date Statement.
(f)    From 11:59 P.M. on the day immediately prior to the Closing Date and until the consummation of the Closing, the Company shall not (i) use any Company Cash to pay any Company Transaction Expenses, pay any distributions or to repay any Indebtedness or (ii) incur any Indebtedness.
Section 3.3    Post-Closing Purchase Price Determination.
(a)    After the Closing, Buyer shall prepare and, within sixty (60) days after the Closing, Buyer shall deliver to Seller, a statement setting forth Buyer's calculation of (i) Closing Date Working Capital, (ii) Closing Date Cash, (iii) Closing Date Indebtedness and (iv) Closing Date Company Transaction Expenses (the "Purchase Price Adjustment Statement"), which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), and a calculation of Closing Date Working Capital.
(b)    If Seller disagrees in good faith with the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement, which notice shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (a "Purchase Price Dispute Notice"). For purposes of clarity, a statement to the effect that Seller objects to, or disagrees with, the Purchase Price Adjustment Statement without specifying the items required to be set forth in a Purchase Price Dispute Notice, shall not constitute a valid Purchase Price Dispute Notice. Once delivered, Seller may not modify or amend the Purchase Price Dispute Notice except to waive all or any portion of such disagreement. If Seller does not deliver a valid Purchase Price Dispute Notice within such thirty (30) day period, the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the Final Purchase Price Adjustment Statement. If Seller delivers a valid Purchase Price Dispute Notice within such thirty (30) day period, then such disputed amounts (the "Disputed Amounts") shall be resolved pursuant to Section 3.3(c).
(c)    Buyer and Seller shall negotiate in good faith to resolve any Disputed Amounts and, if the parties are able to resolve all Disputed Amounts, the Purchase Price Adjustment Statement, as modified to reflect such resolution, shall be the Final Purchase Price Adjustment Statement. If Buyer and Seller are unable to resolve all Disputed Amounts within thirty (30) days after delivery of a Purchase Price Dispute Notice, then the Disputed Amounts may be referred by either Buyer or Seller for final determination to KPMG LLP (such firm, or another firm determined pursuant to this Section 3.3(c), the "Accounting Arbitrator") within fifteen (15) days after the end of such thirty (30) day period; provided, that KPMG LLP shall not have, or have had, a material relationship with Buyer, Seller or any of their respective Affiliates at any time in the four (4) years prior to the date of the Purchase Price Dispute Notice. If neither party refers the Disputed Amounts to the Accounting Arbitrator within the applicable fifteen (15) day period, then the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the final Purchase Price Adjustment Statement. If KPMG LLP is unwilling or unable to serve, Buyer and Seller shall jointly appoint as the Accounting Arbitrator a different nationally or regionally recognized firm of independent

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certified public accountants, which does not have, and has not at any time in the four (4) years prior to the date of the Purchase Price Dispute Notice had, any material relationship with Buyer, Seller or any of their respective Affiliates. If Buyer and Seller are unable to agree upon an alternative Accounting Arbitrator within fifteen (15) days after the conclusion of the thirty (30) day period initially specified above, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in San Diego, California (which does not have, and has not in the four (4) years prior to the date of the Purchase Price Dispute Notice had, any material relationship with Buyer, Seller or any of their respective Affiliates). The Accounting Arbitrator shall consider only those Disputed Amounts which Buyer and Seller have been unable to resolve. The Accounting Arbitrator shall make its determination based solely on presentations and supporting materials provided by Buyer and Seller, and not pursuant to any independent review. Buyer and Seller shall contemporaneously provide copies to one another of all written submissions to the Accounting Arbitrator and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Accounting Arbitrator. Buyer and Seller shall each use commercially reasonable efforts to make their presentations as promptly as practicable following submission to the Accounting Arbitrator of the disputed items (but in no event later than fifteen (15) days after engagement of the Accounting Arbitrator), and Buyer and Seller shall each be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Arbitrator. In deciding any matter or item in dispute, the Accounting Arbitrator (A) shall be bound by the provisions of this Section 3.3(c) and (B) shall not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or Seller, or less than the lowest value for such item claimed by either Seller or Buyer, in each case as presented to the Accounting Arbitrator. No party shall disclose to the Accounting Arbitrator, and the Accounting Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by Buyer and Seller. The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable, and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. The findings and determinations of the Accounting Arbitrator as set forth in its written report shall be deemed final, conclusive and binding upon the parties. The parties shall be entitled to seek to have a judgment entered on such written report of the Accounting Arbitrator in any court of competent jurisdiction. Upon the decision of the Accounting Arbitrator, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Arbitrator’s decision, shall be the Final Purchase Price Adjustment Statement and the party required to make a payment in accordance with the Final Purchase Price Adjustment Statement will pay such amount within three (3) business days of its receipt of the Final Purchase Price Adjustment Statement (or other applicable written notice of resolution of any other dispute resolved pursuant to this Section 3.3(c)). Any amount not paid when due will accrue interest at the rate of 8% per annum until paid in full. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the Disputed Amount as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in an amount equal to one thousand dollars ($1,000) and the Accounting Arbitrator awards six hundred dollars ($600) in favor of Seller's position, sixty percent (60%) of the costs of its review would be borne by Buyer, on the one hand, and forty percent (40%) of the costs would be borne by Seller, on the other hand. Buyer

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and Seller, and their respective Affiliates, will not engage the Accounting Arbitrator for three (3) years following receipt of the written report setting forth the resolution of such Disputed Amounts from the Accounting Arbitrator.
Section 3.4    Post-Closing Purchase Price Adjustment.
(a)    In the event that the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement exceeds the Upper Adjustment Amount, Seller shall be entitled to payment from Buyer in an amount equal to the amount of such excess. In the event that Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is less than the Lower Adjustment Amount, Buyer shall be entitled to payment from Seller in an amount equal to the amount of such deficit. In the event that the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is equal to or greater than the Lower Adjustment Amount, but equal to or less than the Upper Adjustment Amount, no adjustment will be due.
(b)    In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is greater than the Estimated Closing Cash Amount, Seller shall be entitled to payment from Buyer in an amount equal to the difference. In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Cash Amount, Buyer shall be entitled to a payment from Seller in an amount equal to the difference. In the event that the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement is equal to the Estimated Closing Cash Amount, no adjustment will be due.
(c)    In the event that the Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is greater than the Estimated Closing Indebtedness Amount, Buyer shall be entitled to a payment from Seller in an amount equal to the difference. In the event that the Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Indebtedness Amount, Seller shall be entitled to payment from Buyer in an amount equal to the difference. In the event that the Closing Date Indebtedness as reflected on the Final Purchase Price Adjustment Statement is equal to the Estimated Closing Indebtedness Amount, no adjustment will be due.
(d)    In the event that the Closing Date Company Transaction Expenses as reflected on the Final Purchase Price Adjustment Statement are greater than the Estimated Closing Date Company Transaction Expenses, Buyer shall be entitled to a payment from Seller in an amount equal to the difference. In the event that the Closing Date Company Transaction Expenses as reflected on the Final Purchase Price Adjustment Statement are less than the Estimated Closing Date Company Transaction Expenses, Seller shall be entitled to payment from Buyer in an amount equal to the difference. In the event that the Closing Date Company Transaction Expenses as reflected on the Final Purchase Price Adjustment Statement are equal to the Estimated Closing Date Company Transaction Expenses, no adjustment will be due.
(e)    If Buyer is entitled to any payment, on the one hand, and Seller is also entitled to any payment, on the other hand, in each case pursuant to this Section 3.4, then such payments shall be netted against each other for purposes of determining the aggregate net amount payable to

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Seller, on the one hand, or Buyer, on the other hand, as applicable (such amount, the "Purchase Price Adjustment Amount").
(f)    Within ten (10) days after the final determination of the Final Purchase Price Adjustment Statement, (i) if Buyer is entitled to any payment pursuant to this Section 3.4, (A) Seller and Buyer shall provide joint written instructions to the Escrow Agent to (1) release to Buyer the Purchase Price Adjustment Amount, and (2) release the balance, if any, to Seller, and (B) to the extent the Working Capital Escrow Amount is not sufficient to cover the amount owed to Buyer, then Seller shall make payment to Buyer, by wire transfer of immediately available funds, of an amount equal to the difference between the Purchase Price Adjustment Amount and the Working Capital Escrow Amount, or (ii) if Seller is entitled to any payment pursuant to this Section 3.4, Buyer shall make payment to Seller, by wire transfer of immediately available funds, of an amount equal to the Purchase Price Adjustment Amount and direct the Escrow Agent to release the Working Capital Escrow Amount to Seller.
(g)    Seller, on the one hand, and Buyer, on the other hand, agree to treat any payment made pursuant to this Section 3.4 as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.
Section 3.5    Contingent Payment.
(a)    The parties will cooperate with each other and use their respective commercially reasonable efforts to complete the Company’s financial statements for the 2019 Fiscal Year by March 1, 2020. Within thirty (30) days after the completion of the Company's financial statements for the 2019 Fiscal Year, Buyer shall prepare and deliver to Seller a written statement (the "Contingent Payment Statement") setting forth in reasonable detail Buyer's calculation of the 2019 EBITDA Amount and the resulting Contingent Payment, if any.
(b)    Within thirty (30) days following delivery by Buyer of the Contingent Payment Statement, Seller shall deliver written notice to Buyer of any good faith disagreement that Seller has with respect to the contents thereof which notice explains, in reasonable detail, the basis for such disagreement (the "Statement of Objections"). During such period, Buyer shall provide Seller and its accountants and representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the relevant books and records and employees of the Company for the purpose of facilitating Seller's review of the Contingent Payment Statement. If Seller does not provide Buyer with a Statement of Objections within such thirty (30) day period, the Contingent Payment Statement shall be deemed final, conclusive, and binding on the Parties. If Seller delivers a Statement of Objections within such thirty (30) day period, then Buyer and Seller shall negotiate in good faith to resolve any such disagreement. To the extent Buyer and Seller can reasonably determine the amount, if any, of the undisputed portion of the Contingent Payment following the delivery of the Statement of Objections, then Buyer shall pay to Seller such amount in cash by wire transfer of immediately available funds within five (5) Business Days following the date of such determination by Buyer and Seller. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections within thirty (30) days of Seller’s delivery to Buyer of a Statement of Objections, then any amounts remaining in dispute ("Disputed Amounts")

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shall be submitted to the Accounting Arbitrator in accordance with the procedures set forth in Section 3.3(c).
(c)    Buyer shall be required to pay Seller the Contingent Payment, if any, as finally determined pursuant to Section 3.5(b), no later than five (5) Business Days following the date upon which the Contingent Payment becomes final and binding upon the Parties. Buyer shall pay to Seller the Contingent Payment in cash by wire transfer of immediately available funds. Any amount not paid when due in accordance with this Section 3.5(c) will accrue interest at the rate of 8% per annum until paid in full. The prevailing party in any litigation concerning any dispute under this Section 3.5(c) will also be entitled to receive from the other party the reasonable attorneys' fees and costs incurred by the prevailing party in such action, in addition to any recovery to which it is entitled.
(d)    Notwithstanding anything in this Agreement or the Ancillary Documents to the contrary, during the period beginning on the Closing Date and ending on December 31, 2019, Buyer (i) shall operate the Company and maintain the books and records of the Company (A) in good faith and in the ordinary course of business consistent with past practice and (B) in such a manner as to allow for the accurate calculation of the 2019 EBITDA Amount, (ii) shall not make or cause to be made any change in method of accounting or accounting policy with respect to the Company except as required by GAAP or applicable Law, and (iii) shall not (X) make or cause to be made any change in financial policies with respect to the Company or (Y) directly or indirectly take any actions in bad faith, in each case that are intended to avoid or reduce the amount of the Contingent Payment hereunder.
(e)    As security for its obligation to pay the Contingent Payment at the times and in the amounts provided for herein, and as an inducement to Sellers to enter into this Agreement, Buyer agrees to grant to Seller, on the terms and conditions set forth in the Subordinated Pledge Agreement, a subordinated pledge of, and subordinated security interest in, the Purchased Company Interests, which pledge and security interest and Seller’s rights with respect thereto shall be subordinated to any pledge of, or security interest in, such Purchased Company Interests in favor of any Senior Lender (as defined in the Subordination Agreement) as and to the extent set forth in the Subordination Agreement.
Section 3.6    Escrow. At the Closing, Buyer shall deposit with the Escrow Agent (i) Six Hundred Fifty Thousand Dollars ($650,000.00) (the "Indemnity Escrow Amount"), (ii) Five Hundred Thousand Dollars ($500,000) (the "Working Capital Escrow Amount" and together with the Indemnity Escrow Amount, the "Escrow Funds"), which shall be held and distributed pursuant to the provisions of an escrow agreement by and among Buyer, Seller and the Escrow Agent (the "Escrow Agreement").
ARTICLE IV.
Representations and Warranties of Seller and Shareholders
Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is

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specifically cross-referenced or it is reasonably apparent from the face of such disclosure that such disclosure also relates to such other section), Seller and each Shareholder hereby, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization and Power. Seller (i) is duly organized, validly existing and in good standing under the Laws of California and (ii) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
Section 4.2    Authorization and Enforceability.
(a)    The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the transactions contemplated hereby and thereby that are required to be performed by Seller have been duly authorized by the board of directors of Seller in accordance with applicable Law and the certificate of incorporation and bylaws of Seller, and no other corporate (or other) proceedings on the part of Seller (including any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller constitute, or when executed and delivered will constitute, the valid and legally binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable.
(b)    Each Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each Ancillary Document to which he is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by such Shareholder, when fully executed and delivered by all parties thereto, will constitute the valid and legally binding agreements of such Shareholder, enforceable against such Shareholder in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable.
Section 4.3    No Violation. The execution and the delivery by Seller and each Shareholder of this Agreement and the Ancillary Documents, the performance by Seller and each Shareholder of its or his obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller and each Shareholder and compliance with the terms of this Agreement and the Ancillary Documents do not and will not conflict with or (a) violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Seller, (b) (assuming receipt of the consents set forth in Section 5.4(b) of the Company Disclosure Schedule) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any Contract to

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which Seller or either Shareholder is a party or by which Seller or either Shareholder or any of their respective properties is bound or affected, or (c) violate in any respect any Law applicable to Seller or either Shareholder or by which any of its or his respective properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Seller or either Shareholder from performing its or his obligations under this Agreement or the Ancillary Documents.
Section 4.4    Ownership of Equity. Immediately prior to the F-Reorg, each Shareholder had good and valid title to and record and beneficial ownership of the number of shares of capital stock of the Company set forth next to such Person’s name on Section 4.4 of the Company Disclosure Schedule (the "Company Shares"), and such Company Shares were (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens. As of the date of this Agreement, Seller has good and valid title to and record and beneficial ownership of all of the outstanding Company Shares, and immediately prior to the Closing, Seller will have good and valid title to and record and beneficial ownership of not less than ninety-nine and eight tenths of one percent (99.8%) of the outstanding Units of the Company, in each case free and clear of all Liens, and the remaining two tenths of one percent (0.2%) of the outstanding Units of the Company will be owned by an entity that is entirely owned and controlled by the Shareholders and has initial capital of not less than two hundred thousand dollars ($200,000).
Section 4.5    Governmental Authorizations and Consents. Other than (x) as may be required under the HSR Act and (y) the Governmental Consents set forth in Section 4.5 of the Company Disclosure Schedule, no consent (including shareholder approval), license, approval or authorization of, or registration, declaration, ruling, permit, waiver, acknowledgement or filing with, any Governmental Authority ("Governmental Consents"), is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (b) which is otherwise necessary to permit Seller to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or delay Seller from performing its obligations hereunder or thereunder.
Section 4.6    Litigation. There is no Claim, litigation, prosecution, proceeding or governmental or administrative investigation, hearing, arbitration, inquiry or action (collectively, "Litigation") pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to prevent or materially delay the ability of Seller from carrying out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Seller is not subject to any Order that would reasonably be expected to materially affect the ability of Seller to carry out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.7    No Brokers. Except for The Sage Group, LLC and Sage Capital Partners, LLC no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Shareholders.
ARTICLE V.
Representations and Warranties of Seller and Shareholders Relating to the Company

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Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is reasonably apparent from the face of such disclosure that such disclosure also relates to such other section), Seller and each Shareholder, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization and Power.
(a)    As of the date of this Agreement, the Company is a corporation duly formed and validly existing under the Laws of the state of California and has all requisite power (corporate or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently and previously conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Company Material Adverse Effect. The Company is in good standing and is duly qualified to conduct its business as a foreign entity in all of the jurisdictions where the nature of its business or the ownership or leasing of its property required such qualification, except for any jurisdiction where the failure to be qualified would not and would not reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer a true and correct copy of each of Seller's and the Company’s certificate of incorporation and bylaws, in each case as in effect on the date of this Agreement. Such organizational documents have not been further amended and are in full force and effect and neither Seller nor the Company is in violation of any of the provisions of its respective organizational documents. Complete and accurate copies of all Business Records of the Company have been made available and such records reflect all substantive actions taken and authorizations made or meetings of the Company's shareholders and board of directors (or other equivalent governing body), or any committees thereof, and by the equity holders thereof.
(b)    Following the Reorganization, the Company shall be a limited liability company, duly formed, validly existing and in good standing, as applicable, under the Laws of California. Following the Reorganization, the Company shall have full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. Following the Reorganization, the Company shall have all power (limited liability company or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently and previously conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Company Material Adverse Effect.
Section 5.2    Authorization and Enforceability.
(a)    The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of the transactions contemplated hereby and thereby that are required to be performed by the Company shall be duly

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authorized by the managers of the Company prior to the Closing, in accordance with applicable Law and the articles of organization and limited liability company agreement and no other limited liability company proceedings on the part of the Company (including any equityholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by the Company.
(b)    This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Company, when fully executed and delivered by all parties thereto, will constitute the valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable.
Section 5.3    Capitalization of the Company; No Subsidiaries.
(a)    Immediately prior to the Closing, Seller shall own of record and beneficially not less than ninety-nine and eight tenths of one percent (99.8%) of the Company Interests, free and clear of any Liens or restrictions on transfer (other than any restriction under any securities Law), and the remaining two tenths of one percent (0.2%) of the outstanding Company Interests will be owned by an entity that is entirely owned and controlled by the Shareholders and has initial capital of not less than two hundred thousand dollars ($200,000). Immediately prior to the Closing, the Company shall have no authorized and outstanding Equity Securities other than the Company Interests. No Person has preemptive rights with respect to the Company Interests or any other Equity Securities of the Company. There are no options, warrants, purchase rights, rights of first refusal, calls, puts or similar rights or other Contracts (other than this Agreement) to sell, transfer or dispose of or acquire any Equity Securities of the Company. Neither Seller nor the Company is a party to any voting trust, proxy or other Contract relating to the voting of any Equity Securities of the Company and there are no instruments convertible or exercisable into or exchangeable for any Equity Securities of the Company. The Company does not own any Equity Securities, or any interest convertible or exercisable into or exchangeable for, at any time, any Equity Securities in, any Person.
(b)    The Company does not have, and has not had, any Subsidiary.
Section 5.4    No Violation. The execution and the delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby, that are required to be performed by the Company and compliance with the terms of this Agreement and the Ancillary Documents to which the Company is a party do not and will not (a) conflict with or violate any provision of the articles of organization or limited liability company agreement of the Company, (b) assuming the timely receipt of all of the required consents set forth in Section 5.4(b) of the Company Disclosure Schedule, conflict with or result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent under, any provision of any Contract to which the Company is a party or by

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which the Company or any of its properties is bound or affected, or (c) assuming that all Governmental Consents contemplated by Section 5.5 have been obtained and all filings and expiration of any waiting period described in any of such Governmental Consents have been made or occurred, conflict with or violate any Law applicable to the Company or by which its or any of its properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would neither prevent nor materially delay the Company from performing its obligations under this Agreement or the Ancillary Documents.
Section 5.5    Governmental Authorizations and Consents. Other than as may be required under the HSR Act, no Governmental Consent is required from any Person pursuant to applicable Law (a) to permit the Company to carry on the Business after Closing, (b) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (c) which is otherwise necessary to permit the Company to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or materially delay the Company from performing its obligations hereunder or thereunder.
Section 5.6    Financial Statements.
(a)    Section 5.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the "Financial Statements"): (i) the audited balance sheet of the Company as of December 31, 2017 and December 31, 2018 and the related statements of income and cash flows for the fiscal years then ended (the "Most Recent Audited Financial Statements"), and (ii) the unaudited interim balance sheet of the Company as of March 31, 2019 (the "Balance Sheet Date") and the related unaudited statements of income and cash flows, respectively, for the three-month period ended on such date (the "Interim Financial Statements", and collectively with the Most Recent Audited Annual Financial Statements, the "Most Recent Financial Statements").
(b)    Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly presents in all material respects the financial condition of the Company as of its respective date and the statements of income or cash flows, as the case may be, of the Company for the period covered thereby, subject, in the case of the Most Recent Financial Statements, to the absence of footnote disclosure and year-end adjustments.
Section 5.7    Business Records.
(a)    The Business Records have been maintained in accordance with customary business practices and fairly and accurately reflect in all material respects on a basis consistent with past periods and throughout the periods involved, the financial position of the Company and transactions of the Company.
(b)    None of Seller, the Shareholders, the Company or, to the Knowledge of the Company, any of their respective Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the

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Company or its internal accounting controls, including any material complaint, allegation, assertion or Claim that the Company has engaged in questionable or improper accounting practices, practices that are contrary to GAAP or questionable or improper behavior in connection with any audit.
Section 5.8    No Undisclosed Liabilities. Except as reflected in the Most Recent Unaudited Financial Statements and as set forth in Section 5.22(p) of the Company Disclosure Schedule, the Company does not have any Liabilities (whether or not the subject of any other representation or warranty hereunder) except for Liabilities that may have arisen in the ordinary course of business consistent with past practice since the date of the Most Recent Unaudited Financial Statements and which are not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.9    Absence of Certain Changes. Since the date of the Most Recent Unaudited Financial Statements: (a) the Company has conducted the Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Event that has had, or would reasonably be expected to have a Company Material Adverse Effect; and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.1.
Section 5.10    Arrangements with Affiliates. None of Seller, the Shareholders, officer or director of Seller, nor any Affiliate of the foregoing (other than the Company) (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business as currently conducted or contemplated to be conducted, (b) is a party to any Contract (except for arm's-length employment and similar agreements, which are set forth in Section 5.21(a) of the Company Disclosure Schedule) with the Company, including with respect to compensation or remuneration to be paid to such direct or indirect equity holder, officer, director or manager of Seller or its Affiliate in connection with this Agreement or the transactions contemplated hereby, or (c) has any Claim against or owes any amount (whether as obligor, guarantor or otherwise) to, or is owed (whether as obligor, guarantor or otherwise) any amount by, the Company (collectively, "Affiliate Arrangements").
Section 5.11    Indebtedness to and from Officers and Managers of the Company. The Company does not owe any amounts for borrowed money (whether as obligor, guarantor or otherwise), directly or indirectly, to Seller, the Shareholders or any of their respective Affiliates (other than the Company) or to any Person who is an officer, director or manager of the Company or any of its Affiliates (other than the Company) other than for salaries or other employment-related compensation for services rendered or reimbursable business expenses made to Employees in the ordinary course of business and consistent with past practice.
Section 5.12    Assets.
(a)    The assets and rights of the Company include all of the assets and rights of the Company used in the conduct of the Business as conducted as of the date of the Most Recent Unaudited Financial Statements, subject only to such changes as have occurred in the ordinary course of business consistent with past practice since such date. All of such assets necessary for the conduct of the Business are (i) in good operating condition and repair, ordinary wear and tear

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excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the Business as presently conducted. There is no physical condition affecting any of the assets or properties of the Company that would, individually or in the aggregate, with the use of occupancy of such assets or properties or any portion thereof in the operation of the Business as presently conducted.
(b)    The Company has good and marketable title to, a valid leasehold interest in, or a valid license to use, all of the tangible assets shown on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties and (iv) Permitted Liens.
(c)    As of the Closing, after giving effect to the transactions contemplated hereby, assuming the timely receipt of all consents set forth on Section 5.4(b) of the Company Disclosure Schedule, the Company will own, possess, license, lease or otherwise have control of all assets (including pursuant to Contracts) necessary for the conduct of the Business substantially in the manner conducted immediately prior to the Closing.
(d)    The Company has all right, title and ownership to all products, formulae, methodology and data developed for, with or otherwise in connection with, the Business.
Section 5.13    Real Property.
(a)    The Company does not own, or has ever owned, any real estate.
(b)    Section 5.13(b) of the Company Disclosure Schedule sets forth a correct and complete legal description of the Leased Real Property. For each parcel of Leased Real Property, Section 5.13(b) of the Company Disclosure Schedule lists (i) the date of the applicable lease (each a "Lease"), (ii) the name of the landlord and tenant, (iii) the location and use of the property, (iv) the amount of any security deposit, (v) the Lease expiration date, (vi) all options to renew such Lease and/or acquire such property, and (vii) whether there are any non-disturbance agreements from mortgagees or paramount lessors. Seller and the Shareholders have delivered to Buyer true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements. No landlord or tenant has assigned any Lease or any interest therein or subleased any portion of the Leased Real Property. Each Lease is in full force and effect and there are no defaults under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default under any Lease. Neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, will result in a breach of or constitute a default under any of the Leases.
(c)    No portion of the Leased Real Property, or any building or improvement located thereon violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, no Leased Real Property is subject to (i) any decree or order of any Governmental Entity

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(or, to the Knowledge of the Company, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.
(d)    The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. None of the buildings and improvements owned or utilized by the Company is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Leased Real Property, or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Company in the operation of the Business.
(e)    All certificates of occupancy and all other Licenses required by any Governmental Entity having jurisdiction and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Real Property, are in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement.
(f)    Neither the Company or either Shareholder has received any notice of any condemnation proceeding or any other proceeding in the nature of eminent domain (a "Taking") in connection with any parcel of the Leased Real Property, and to the Company's Knowledge no Taking has been threatened.
(g)    Each parcel of the Leased Real Property adjoins, or is part of a building or development which adjoins, dedicated public roadways and has, or is part of a building or development which has, access for motor vehicles to such roadways by valid easements and, to the Knowledge of the Company, there are no conditions existing which could result in the termination or reduction of the current access to existing roadways.
(h)    All essential utilities (including water, sewer, gas, electricity, internet and telephone service) are available to each parcel of the Leased Real Property.
Section 5.14    Intellectual Property.
(a)    Section 5.14(a) of the Company Disclosure Schedule lists all Registered Owned Intellectual Property. The Registered Owned Intellectual Property is valid, enforceable, and all filings have been made and fees paid to maintain the Registered Owned Intellectual Property. The Company is the exclusive owner of, and has good and marketable title to, the Owned Intellectual Property free and clear of all Liens other than the Liens set forth on Section 5.14(a) of the Company Disclosure Schedule. Except as otherwise agreed by Buyer in writing, the Liens set forth on Section 5.14(a) of the Company Disclosure Schedule will be terminated at or prior to Closing. The Company

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Intellectual Property is not subject to any Order or agreement that would adversely affect the validity or enforceability of, or the Company's use of or rights to, the Company Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Company in any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property.
(b)    Except for Commercial Software or as set forth on Section 5.14(b) of the Company Disclosure Schedule, there are no Contracts under which a third party licenses or provides any Company Intellectual Property to the Company, including software licenses. The Company Intellectual Property includes all Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted or as it is currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company products. There are no Contracts under which the Company has granted, licensed, disclosed or provided any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property. All Contracts under which Company is granted any Intellectual Property rights by a third party ("IP Agreements") are valid, binding, and enforceable and shall continue as such following the consummation of the transactions contemplated under this Agreement (i) on terms identical to those in effect immediately prior to the consummation of the transactions contemplated under this Agreement, (ii) without payment of any additional amounts or consideration which the Company would otherwise be required to pay, and (iii) without obtaining the consent or permission of, or giving notice to, any party to such IP Agreements. The Company is not in breach of or default under any IP Agreement, and to the Knowledge of the Company, no counterparty to any IP Agreements is in breach of or default under any such IP Agreements. The Company is, in the conduct of its Business, in full compliance with the user policies and other terms and conditions of all social media platforms and other IT Assets of third parties used by the Company.
(c)    The operation of the Business does not infringe, misappropriate, dilute or otherwise violate or conflict with any other Person's Intellectual Property rights, and has not done so in the past. Other than as set forth on Section 5.14(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is engaging, or has engaged in the past, in any activity that infringes, misappropriates, dilutes or otherwise violates or conflicts with any Company Intellectual Property.
(d)    Other than as set forth in Section 5.14(d) of the Company Disclosure Schedule, there is no Claim pending, asserted or, to the Knowledge of the Company, threatened, by or against the Company concerning any of the matters referenced in Section 5.14(b) or otherwise concerning the ownership, validity, registrability, enforceability or use of, or licensed right to use, any Company Intellectual Property or Products, nor has the Company received any unsolicited notification or other information that a license under any other Person's Intellectual Property is or may be required to operate the Business.

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(e)    The Company has taken all reasonable measures consistent with industry standards to maintain the confidentiality and value of all Confidential Information used or held for use in the operation of the Business. The Company has not experienced an unauthorized disclosure or unauthorized use of material Confidential Information. Except as set forth in Section 5.14(e) of the Company Disclosure Schedule, the Company has obtained written confidentiality and non-disclosure agreements executed by all of its suppliers and contractors obliging them to acknowledge and protect the Confidential Information.
(f)    The Company is a party to valid and enforceable written agreements with all Persons that have conceived, developed, acquired or created Intellectual Property for the Company, pursuant to which the entire right, title and interest in and to that Intellectual Property is assigned to the Company and each such Person has agreed to maintain the confidentiality of such Intellectual Property to the extent that it constitutes Confidential Information.
(g)    Section 5.14(g) of the Company Disclosure Schedule sets forth a complete list of all software, software applications, and software as a service platforms the Company uses in its business (whether owned by the Company, licensed to the Company, or otherwise accessed by the Company) other than Commercial Software, and the Company has made available all licenses and agreements for software developed or customized for the Company. The Company IT Assets are adequate for, and operate and perform in accordance with the requirements for, the operation of the Business. The Company has implemented appropriate backup, security, anti-virus, and disaster recovery measures and technology consistent with industry standards to adequately and properly ensure the continuing availability of the functionality provided by the Company IT Assets and to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the Company IT Assets. In the five (5) years immediately preceding the Closing Date, (i) no Person has obtained unauthorized access to any Company IT Assets nor has any data been compromised thereby; (ii) the Company IT Assets have not materially malfunctioned or failed; (iii) the data processing and data storage facilities used by the Company in connection with the operation of the Business have been adequately and properly protected consistent with industry standards; and (iv) the Company has been and is in compliance with all Company Intellectual Property Contracts pursuant to which they are licensed or otherwise authorized to use any IT Assets.
(h)    The operation of the Business and the Company IT Assets by or on behalf of the Company, and the use, collection, storage and dissemination of Personal Information, customer and user data, and other data and content in connection therewith or otherwise in connection with the Business have not violated, and do not violate in any material respect any applicable Law or any Person's privacy, publicity or confidentiality rights under applicable law (collectively, "Privacy Laws"). There is no Claim pending, asserted or, to the Knowledge of the Company, threatened by or against the Company alleging any violation of any Privacy Laws. The Company has at all times maintained a privacy policy consistent with applicable Privacy Laws that accurately describes the Company’s policies, procedures, and practices concerning the handling of Personal Information. The Company is, and during the least three (3) years has been, in material compliance with all contractual and fiduciary obligations, and the Company’s privacy policies relating to (i) the privacy of users of Internet websites owned, maintained or operated by the Company and (ii)

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the collection, storage, use, transfer and any other processing of any Personal Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information. Each such privacy policy and all materials distributed or marketed by the Company during the least three (3) years have made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in material violation of any applicable Laws. The Company has secured all necessary consents required to gather and use the Personal Information as used in the Company’s Business.
(i)    The Company has taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect all Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or misuse of Personal Information.
Section 5.15    Contracts.
(a)    Material Contracts. Section 5.15(a) of the Company Disclosure Schedule is a true and complete list of all of the following Contracts to which the Company is a party, by which it is bound, or which otherwise pertain to the Business (such Contracts as are required to be listed on Section 5.15(a) of the Company Disclosure Schedule, the "Material Contracts"):
(i)    Contracts evidencing or relating to Indebtedness;
(ii)    Contracts evidencing or relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company;
(iii)    Contracts with any customers of, or suppliers to, the Company (A) that involved payments to or from the Company in excess of one hundred thousand dollars ($100,000) in the most recent twelve (12) month period or (B) that the Company reasonably anticipates may involve payments to or from the Company in excess of one hundred thousand dollars ($100,000) in any twelve (12) month period;
(iv)    all Contracts with Top Customers and Top Suppliers;
(v)    all Leases;
(vi)    the Company Intellectual Property Contracts other than licenses of Commercial Software;
(vii)    all Consultant Agreements, Employee Agreements and any proposed amendments thereto;
(viii)    all collective bargaining agreements and other Contracts with unions or similar organizations;

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(ix)    Contracts evidencing partnerships or joint ventures in which the Company has an interest;
(x)    Contracts that obligate the Company with respect to contingent payments of any type;
(xi)    Contracts (other than arm's-length Employee Agreements and Consultant Agreements) by and between the Company and (A) any Affiliate of the Company, (B) other Persons with whom the Company is not dealing at arm's-length, (C) Employees or (D) entities controlled by any Employees;
(xii)    leases of personal property under which the Company is the lessee and is obligated to make payments in excess of twenty-five thousand dollars ($25,000) per annum;
(xiii)    Contracts that are settlement Contracts of any nature, including any settlement with any Governmental Authority;
(xiv)    Contracts with any Governmental Authority;
(xv)    Contracts relating to the acquisition or disposition of any Equity Securities, business or product line of any other Person entered into at any time during the last five (5) years;
(xvi)    Contracts limiting the freedom of the Company, the Shareholders or Seller to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment;
(xvii)    Contracts that grant, or agree to grant, any Person a right to "most favored nation" pricing terms or which imposes on the Company any take-or-pay or similar minimum purchase requirements;
(xviii)    Contracts with any broker, distributor or sale representative;
(xix)    Contracts pursuant to which the Company has agreed to share profits or revenues; and
(xx)    any Contracts not otherwise listed above involving payments to or from the Company in excess of one hundred thousand dollars ($100,000) per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to the Company.
(b)    Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable, and will continue to be in full force and effect on identical terms immediately following the Closing Date. As to each Material Contract, there does not exist any breach, violation or default on the part of the Company or, to the

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Knowledge of the Company, any other party to such Material Contract, and to the Knowledge of the Company there does not exist any Event (including the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby), which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company, which breach, violation or default would, or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts. There is no audit pending or, to the Knowledge of the Company, threatened against or by the Company with respect to any Material Contract. The Company has not received (or given) notice to terminate any Material Contract.
Section 5.16    Compliance with Laws.
(a)    Except as set forth in Section 5.16 of the Company Disclosure Schedule, the Company is not, and during the least three (3) years has not been, in violation of any applicable Law. No Event has occurred or exists that (with or without notice or lapse of time) would constitute or result in a violation by the Company of, or failure on the part of the Company to comply with in any respect, any applicable Law. The Company has all Licenses and Permits that are required or used for the conduct of the Business in accordance with applicable Law, all of which are set forth on Section 5.16(a) of the Company Disclosure Schedule. All Licenses and Permits are in full force and effect and are being complied with, and there is no Litigation pending or, to the Knowledge of the Company, threatened that seeks a material change to or the revocation, cancellation, or termination of, any Licenses and Permits.
(b)    Neither the Company nor any Employees of the Company, and to the Knowledge of the Company, neither its Representatives, nor any other Person associated with or acting on behalf of the Company have at any time, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of applicable Law, (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any foreign or domestic government official or employee (including officials or employees of state-owned or controlled businesses and institutions), any foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other Person connected to a government or acting on behalf of the foregoing (collectively, a "Government Official"), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the business of the Company; or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Law or regulation of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, "Anti-Corruption Laws"), during the last five (5) years. The Company has not received any communication from a Governmental

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Authority that alleges that the Company, or any of the Employees or Representatives of the Company, or any other Person associated with or acting on behalf of the Company, is or may be in violation of, or has, or may have, any unresolved liability under, any Anti-Corruption Law. All Business Records of the Company relating to periods prior to the Closing accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets; and there have been no intentionally false or fictitious entries made in such Business Records relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.
(c)    Each of the Company and its Employees, and, to the Knowledge of the Company, each of the Representatives and any other Persons associated with or acting on behalf of the Company, is, and has at all times during the last three (3) years been, in compliance with all applicable Sanctions and Export Controls and no action has been taken by the Company (including any of its Employees and, to the Knowledge of the Company, any Representative or any other Person associated with or acting on behalf of the Company) that would be reasonably expected to cause a violation of Sanctions or Export Controls. None of the Company, nor any Affiliate or Employee of the Company, nor to the Knowledge of the Company, any Representative or any other Person associated with or acting on behalf of the Company, is a Sanctioned Person, nor has the Company had any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country during the last three (3) years. The Company has obtained all licenses, permits, and authorizations required to comply with Sanctions and Export Controls.
Section 5.17    [Reserved.]
Section 5.18    Environmental Matters.
(a)    The Company (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with, all Licenses and Permits, registrations and other Governmental Consents required by applicable Environmental Laws ("Environmental Permits"), and has made all appropriate filings for issuance or renewal of such Environmental Permits.
(b)    There has been no Release or, to the Knowledge of the Company, threatened Release, of Hazardous Materials (x) at, under, about or migrating to or from any Leased Real Property currently or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company (or any predecessor of the Company) or (y) arising from the operations of the Company, in each case, that would (i) require notification to any Governmental Authority, investigation and/or remediation pursuant to any Environmental Law or (ii) be reasonably likely to give rise to material Liabilities pursuant to any Environmental Law.
(c)    There is no past or present condition, event, circumstance, fact, activity, practice, incident, action, omission or plan that may (i) interfere with or prevent continued material compliance by the Company with Environmental Laws and the requirements of Environmental Permits or (ii) give rise to any material Liability or other obligation under any Environmental Law.

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(d)    Neither the Company nor, to the Knowledge of the Company, any predecessor of the Company, has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location (i) in violation of any Environmental Law, (ii) listed on the National Priorities List or any comparable list of state sites, or (iii) in a manner that has given or is reasonably likely to give rise to material Liabilities pursuant to any Environmental Law.
(e)    There is no Claim, notice (including any notice that the Company (or any predecessor of the Company) or any Person whose Liability has been retained or assumed contractually by the Company is or may be a potentially responsible Person or otherwise liable in connection with any site or other location containing Hazardous Materials or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Materials), Litigation or Order or other proceeding pending or, to the Knowledge of the Company, threatened that is based on or related to any Environmental Matter relating to the Business.
(f)    The Company has delivered to Buyer true and complete copies and results of any report, study, analysis, test, or monitoring and any other material documents or correspondence possessed or initiated by the Company or Seller pertaining to Environmental Matters and relating to the Company or any of its predecessors or any other Person for whose conduct they are or may be responsible, or any facility currently or formerly owned, leased, or operated by the Company or any of its predecessors, including any Phase I environmental site assessment or Phase II environmental site assessment.
Section 5.19    Litigation. Except as set forth in Section 5.19 of the Company Disclosure Schedules or as would not have a Company Material Adverse Effect, there is no, and during the last three (3) years there has not been any, Litigation pending or, to the Knowledge of the Company, threatened, involving the Company or its properties or the Business, or that has been settled, dismissed or resolved. The Company is not subject to any Order.
Section 5.20    Employee and Labor Matters.
(a)    Section 5.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all (i) Employees (other than former Employees) as of May 10, 2019 and their titles/positions, current hourly rate or annual salary, full-time/part-time status, exempt/non-exempt status; and (ii) Consultants (other than former Consultants), a description of services rendered, and aggregate annual consideration paid. As of the date hereof, complete information concerning the respective salaries, wages, bonuses, and other compensation paid or payable by the Company during 2017 and 2018 as well as dates of employment, and date and amount of last salary increase, of such Employees listed on Section 5.20(a) of the Company Disclosure Schedule has also been made available to Buyer. The Company is not delinquent in payments owed to any Employee or Consultant for any wages, salaries, commissions, bonuses, or other compensation or consideration or other amounts owed for any services performed or provided as of the date hereof or any reimbursable amounts.

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(b)    There is no Claim (other than ordinary claims under Plans), dispute, action, grievance or disciplinary action pending or, to the Knowledge of the Company, threatened, by or between the Company and any Employee.
(c)    The Company is not, and has not during the last five (5) years, been a party to any collective bargaining agreement or similar labor agreement with a labor union or other employee representative.
(d)    No labor strike, organized work stoppage, slowdown, lockout, unfair labor practice charge or similar labor activity or dispute affecting the Company has occurred during the last five (5) years or, to the Knowledge of the Company, is threatened.
(e)    There is no current nor has there been in the past five (5) years union organization activity or a representation question involving Employees.
(f)    There has been no "mass layoff" or "plant closing" by the Company or Seller within the meaning of the WARN Act, and any similar state or local "mass layoff" or "plant closing" Law within the preceding five (5) years.
(g)    The Company is and heretofore has been in compliance with all applicable Laws relating to employment, labor, employment practices, and terms and conditions of employment including Laws relating to wages, hours (including workday/workweek/work hours), overtime, paid and unpaid leaves of absence and time off, vacation, meal and rest periods, unemployment, hiring, testing, termination, privacy, background checks, workplace postings, personnel administration and training, recordkeeping, classification of workers in all respects including as exempt or non-exempt and employee/contractor, collective bargaining, employment discrimination, occupational safety and health, immigration status and employment verification/authorization, workers' compensation, the collection and payment of withholding and employment Taxes, compensation and benefits, child labor, employee rights, equal employment opportunity, nondiscrimination, harassment, retaliation, and plant/closings/mass layoffs. The Company is not under audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened, with respect to any of its employment or labor practices, including those relating to workplace safety and health. The Company does not have any Liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an Employee) paid by the Company (any such Person, a "Contingent Worker"), and no Contingent Worker has been improperly excluded from any Plan. The Company does not have any leased employees within the meaning of Section 414(n) of the Code. There is no agreement of any kind which restricts the Company or Seller from selling, transferring, relocating, closing, or terminating any of its operations or facilities or employees. The Company has maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise. To the Knowledge of the Company and Seller, no Employee has any current or immediate plans to terminate his or her employment and neither the Company nor Seller has any present intention to terminate the employment of any employee. Neither the Company nor Seller is sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien

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under a non-immigrant or other visa, or for transfer of sponsorship of any such employee, is currently pending. To the Knowledge of the Company, no current Employee or Consultant is in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer or other Person relating to the right of such Employee or Consultant to be employed or engaged by the Company or Seller because of the nature of the business conducted or presently proposed to be conducted by the Company or Seller or to the use of trade secrets or proprietary information of others. Each current Employee is lawfully authorized to work in the United States in the position held. The Company and Seller have current Forms I-9 for all Employees who work in the United States, and have complied with required processes with respect to obtaining such Forms I-9.
Section 5.21    Employee Benefits.
(a)    Section 5.21(a) of the Company Disclosure Schedule lists all Plans, Consultant Agreements and Employee Agreements. No Plan, Consultant Agreement, or Employee Agreement is established or maintained outside the jurisdiction of the U.S. or for the benefit of any Employees, Consultants, or other individual service providers of the Company who reside or work outside of the U.S.
(b)    With respect to each Plan, the Company has provided to Buyer true and complete copies of, to the extent applicable: (i) the Plan document (or, if such document is not written, a written summary of the material terms) and any proposed amendment and for any Plan intended to be qualified under Section 401(a) of the Code ("Qualified Plan"), such plan documents together with all amendments in effect at any time in the past three (3) years, (ii) the summary plan description and summary of any material modification, (iii) the three (3) most recent annual reports (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments, as well as actuarial reports related thereto, (iv) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (v) with respect to each Plan that has been merged into any tax-qualified Plan of the Company within the previous three (3) years, the latest determination letter or, for a prototype plan, favorable determination, advisory or opinion letter, and Plan documents, including, for any prototype plan, the underlying prototype plan document, executed adoption agreement and any service agreements, (vi) all material correspondence, and all non-routine filings made, with any Governmental Authority, (vii) all material correspondence with Employees regarding any Plan, (viii) the Most Recent Audited Financial Statements and actuarial or other valuation reports prepared with respect thereto. The Company has made available to Buyer copies of all Employee Agreements and Consultant Agreements and any proposed amendments thereto, (ix) compliance testing for the six (6) immediately preceding plan years (including testing under Code Section 410(b), 401(a)(4), 401(k), 401(m), 415, 402(g), 414(s), 105, 125 and 79), (x) written descriptions of all non-written agreements relating to the Plans and (xi) all related trust agreements, insurance contracts, service or other investment agreements and other funding arrangements which implement each Plan.
(c)    The Company has provided to Buyer Copies of all Employee Agreements and Consultant Agreements and any proposed amendments thereto.

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(d)    Each Plan, Consultant Agreement and Employee Agreement has been maintained and administered in compliance with its terms and with the requirements of applicable Law, including the Code and ERISA.
(e)    Each Qualified Plan is and at all times has been so qualified, and, along with each related trust intended to be exempt from federal income taxation under Section 501(a) of the Code, has received a currently effective favorable determination letter or, if applicable, opinion or advisory letter, from the Internal Revenue Service as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.
(f)    All contributions, payments, premiums or benefits that are due from the Company under any Plan have been paid to or in respect of each such Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer of the Company other than claims incurred in the ordinary course and ordinary administrative expenses typically incurred in a termination event. All Plans are fully funded on termination and ongoing basis and those providing health or medical coverage are fully insured.
(g)    Neither the Company nor any ERISA Affiliate has ever maintained, been a participating employer in, contributed to, or has or has had any Liability with respect to any (i) Plan that is or was subject to Title IV of ERISA, Section 142 of the Code, Section 302 of ERISA, (ii) multiemployer plan, within the meaning of Section 3(37)(A) of ERISA or (iii) an employee benefit plan subject to Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(4) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Liability in connection with any withdrawal under Section 4203 or 4205 of ERISA, nor does any Company or any ERISA Affiliate have any potential Liability in connection with any withdrawal under Section 4203 or 4205 of ERISA. There is no Lien pursuant to Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any assets of the Company.
(h)    No "Prohibited Transaction" within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, as applicable, has occurred with respect to any Plan or the Company, nor has the Company, any ERISA Affiliate or any employee of the Company, or of any ERISA Affiliate breached any duty, imposed by Title I of ERISA or otherwise, with respect to any Plan.
(i)    No Plan, Employee Agreement or Consultant Agreement provides or has ever provided for medical, life insurance, or other welfare benefits to any Employee, or any spouse or dependent of any such Employee, beyond retirement or other termination of employment (other than as required under Code Section 4980B, or similar state Law) and the Company has never promised (whether in oral or written form) to provide such post-termination benefits.
(j)    No Plan is under audit, examination, hearing or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority and, to the Knowledge of the Company, no such audit, examination, hearing or investigation is threatened.

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(k)    There are no pending or, to the Knowledge of the Company, threatened Claims with respect to any Plan or the assets or any fiduciary thereof (in that Person's capacity as a fiduciary of such Plan), other than ordinary course claims for benefits brought by participants or beneficiaries and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any Claims.
(l)    Each Plan, Consultant Agreement and each Employee Agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. There is no Contract to which the Company is a party or by which it is bound to compensate any Employee for Taxes paid pursuant to Section 409A of the Code.
(m)    Except as set forth in Section 5.21(m) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) result in any payment becoming due to any Employee, (ii) increase any benefit under any Plan, Consultant Agreement or Employee Agreement, (iii) result in the acceleration of the time of payment, vesting or funding of, or other enhancement of rights in respect of, any benefit under any Plan, Consultant Agreement or Employee Agreement or (iv) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Plan, Consultant Agreement or Employee Agreement (or result in any adverse consequences for so doing).
(n)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time) constitute an Event under any Plan, Consultant Agreement or Employee Agreement in effect as of the date hereof, or any employee benefit plan, agreement or arrangement that, had it been in effect as of the date hereof, would be a Plan, Consultant Agreement or Employee Agreement (as applicable) that will or may result in the payment of any amount that may be deemed an "excess parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). There is no Contract to which the Company is a party or by which it is bound to compensate any Employee for Taxes paid pursuant to Section 4999 of the Code.
(o)    The Company has complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA") including all provisions of the ACA applicable to the employees of the Company, including the employer shared responsibility provisions relating to the offer of "minimum essential coverage" to "full-time" employees that is "affordable" and provides "minimum value" (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations). For the avoidance of doubt, on and after January 1, 2015, the Company has offered "minimum essential coverage" (as

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defined under Code Section 5000A(f)(1)(B) to the employees of the Company who are classified as "full-time employees" under Code Section 4980H and their dependents in accordance with such Code section and applicable regulations. Such minimum essential coverage has been "affordable" and has provided "minimum value" (each within the meaning of Code Sections 36B(c)(2)(C) and 4980H(b) and related regulations). The Company has complied with applicable information reporting requirements under Code Sections 6055 and 6056 (and all applicable regulations) with respect to the employees of the Company or any of their dependents.
Section 5.22    Tax Matters.
(a)    Each of the Company and Seller has timely filed all Tax Returns filed or required to be filed by it pursuant to applicable laws, each such Tax Return has been prepared in substantial compliance with all applicable laws, and all such Tax Returns are accurate, correct, and complete. Each of the Company and Seller has timely paid all Taxes due and payable by it (whether or not shown or required to be shown on any Tax Return). No claim has ever been made by an authority in a jurisdiction where the Company or Seller does not file Tax Returns that the Company or Seller is or may be subject to taxation by that jurisdiction.
(b)    Other than as is set forth in Section 5.22 of the Company Disclosure Schedule, none of the properties or assets of the Company or Seller is or at the Closing Date will be encumbered by any Liens (other than Permitted Liens) and there are no grounds for the assertion or assessment of any Liens against any of the properties or assets of the Company in respect of any Taxes (other than Permitted Liens). Except as otherwise agreed by Buyer in writing, all Liens set forth in Section 5.22 of the Company Disclosure Schedule will be terminated at or prior to Closing.
(c)    There is no Claim, Litigation, assessment, audit or similar event pending or, to the Knowledge of the Company, threatened with respect to any Tax or Tax Return relating to the Company or Seller or any of the Company's or Seller's assets or activities.
(d)    No issue has been raised by any Taxing Authority in connection with an audit or examination of any Tax Return that, if raised with regard to any other Tax Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Tax Return.
(e)    Neither the Company nor Seller has received from any Taxing Authority (including jurisdictions where the Company does not file Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or Seller, or (iii) request for information relating to Tax matters.
(f)    Neither the Company nor Seller has waived, extended, or requested or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the Company or Seller, or agreed to any extension of time for filing any Tax Return of the Company or Seller which Tax Return has not been filed.

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(g)    Section 5.22(g) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for Taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal and state income, and all other applicable Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2014.
(h)    All material Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority, including any such Taxes required to be collected or withheld with respect to any Employee, independent contractor, creditor, stockholder or other party.  The Company has not received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes with respect to taxable periods for which the limitations period has not run.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(i)    Neither the Company nor Seller has distributed stock or other membership interests of another Person or had its stock or other membership interests distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.
(j)    Neither the Company nor Seller has engaged in any "reportable transaction" as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).
(k)    Each agreement, contract, plan or other arrangement that is a "nonqualified deferred compensation plan" subject to Code Section 409A to which the Company is a party complies with and has been maintained in accordance with the requirements of Code Sections 409A(a)(2), (3), and (4) and any United States Department of Treasury or Internal Revenue Service guidance issued thereunder and no amount under any such plan is or have been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B). The Company has no actual or potential obligation to indemnify or otherwise "gross-up" any Person for any Taxes imposed under Code Section 4999 or 409A.
(l)    Neither Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-United States Tax law) executed on or before the Closing Date, (iv) intercompany transaction occurring at or prior to the Closing or excess loss account in existence at the Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-United States Tax law), (v) installment sale or open transaction disposition made on or before the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or before the Closing Date, or

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(vii) election by the Company under Code Section 108(i) (or any corresponding provision of state or local law).
(m)    The Company is not party to or bound by any Tax allocation, sharing, indemnity or similar agreement. No power of attorney granted by the Company with respect to any Taxes is currently in force.
(n)    The Company has never been, nor will be at the Closing, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(o)    Neither the Company nor Seller is or has been a member of an "affiliated group" as defined in Code Section 1504 (or any analogous combined, consolidated, or unitary group defined under applicable law) filing a combined, consolidated, or unitary Tax Return. Neither the Company nor Seller has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract or otherwise.
(p)    Other than as is set forth in Section 5.22(p) of the Company Disclosure Schedules, the Company is not subject to Tax in any jurisdiction (including but not limited to non-U.S. jurisdictions) other than its place of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.
(q)    The Company was a validly electing and qualifying S corporation within the meaning of Section 1361 and Section 1362 of the Code (including for this purpose any predecessor sections or provisions of the Code) since its date of formation, and continued to be a valid S corporation for federal, state and local Tax purposes until the F Reorg. At all times during its existence, Seller has been a validly electing and qualifying S corporation within the meaning of Section 1361 and Section 1362 of the Code.
(r)    The Seller made an election for the Company to be treated a Qualified Subchapter S Subsidiary of the Seller within the meaning of Code Section 1361(b)(3)(B) effective as of the date of the F Reorg and such election was valid until the LLC Conversion. Since the LLC Conversion, the Company has been classified as a partnership for federal, state and local income Tax purposes and no election to cause the Company to be treated as an association within the meaning of Section 301.7701-3 of the Treasury Regulations has been made.
(s)    Neither the Company nor the Seller has any potential Tax liability under Section 1374 of the Code (or any similar provision of state or local income Tax Law). The Company has not in the past five (5) years (i) acquired assets from a corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a Qualified Subchapter S Subsidiary.
(t)    The Company has not entered into any Tax Incentive Agreements.

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Section 5.23    Insurance. The Company maintains general liability, professional liability, product liability, property, casualty, motor vehicle, workers' compensation, and other types of insurance in the amounts and under the policies described in Section 5.23 of the Company Disclosure Schedule, which insurance is in full force and effect. The Company has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject or as would not reasonably be expected to have a Company Material Adverse Effect. The Company has timely filed all Claims for which it is seeking payment or other coverage under any of its insurance policies. The Company has not made any Claim against an insurance policy as to which the insurer is denying coverage or defending the Claim under a reservation of rights. The Company is not in default under any insurance policy maintained by it. There is no Claim that, individually or in the aggregate with other Claims, would reasonably be expected to materially impair any current or historical limits of insurance available to the Company.
Section 5.24    Bank Accounts; Powers of Attorney. Section 5.24 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or Seller.
Section 5.25    Customers and Suppliers.
(a)    Section 5.25(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company, determined by dollar volume of sales, for each of the twelve (12) months ended December 31, 2017 and December 31, 2018, and for the period commencing on January 1, 2019 and ending on March 31, 2019 (collectively, the "Top Customers").
(b)    Section 5.25(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined by dollar volume of purchases, for each of the twelve (12) months ended December 31, 2017 and December 31, 2018, and for the period commencing on January 1, 2019 and ending on March 31, 2019 (collectively, the "Top Suppliers").
(c)    During the last twelve (12) months, there has been no termination, cancellation or threatened in writing termination or cancellation of or limitation of, or any material adverse modification or change in the business relationship between the Company and any of the Top Customers or Top Suppliers, as applicable. There is no outstanding material dispute with any Top Customer or Top Supplier. To the Knowledge of the Company, (i) no Top Customer or Top Supplier, prior to or as a result of the Closing or otherwise, has threatened to cease to contract with the Company or (ii) has threatened to substantially reduce its business or otherwise materially change the terms of its relationship with the Company.
Section 5.26    No Brokers. Except for The Sage Group, LLC and Sage Capital Partners, LLC no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or

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commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 5.27    Product Warranties; Product Liabilities.
(a)    Other than as set forth in the Company’s standard Terms of Service and Refund Policy, the Company has not made any express warranty or guarantee with respect to the Products. Each such Product has been in compliance in all material respects with any applicable Law, applicable government requirements, guidance, contractual commitments and express warranties, and the Company has no material Liability or material obligations for damages in connection therewith.
(b)    There is no material Claim pending or, to the Knowledge of the Company, threatened in connection with any product liability arising in connection with the Products, and no Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate any Litigation or requested the recall of any Products, or commenced, or, to the Knowledge of the Company, threatened to initiate any Litigation to enjoin the manufacture, fabrication, advertising, distribution or development of any of the Products. The Company has not undertaken any voluntary recall of any Product where such recall was caused by an act or omission of the Company.
Section 5.28    Accounts Receivable; Inventory.
(a)    All accounts receivable reflected on the Most Recent Financial Statements represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business, subject to any reserves adequately reflected in the Most Recent Financial Statements. Since the date of the Most Recent Financial Statements, the Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment.
(b)    All of the inventories set forth on the Most Recent Financial Statements or acquired after the Balance Sheet Date (i) consist solely of materials and goods of a quality and quantity which are usable or saleable in the ordinary course of business carried on by the Company as presently conducted, net of any reserve for excessive or obsolete inventories reflected on the Balance Sheet, (ii) were acquired in the ordinary course of business, (iii) are owned free and clear of any Liens (other than Permitted Liens), and (iv) have been valued in a manner consistent with the ordinary course of business, consistently applied (including, without limitation, the method of computing overhead and other indirect expenses applied to inventory), and in accordance with GAAP.
Section 5.29    No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and Article V (including the related portions of the Company Disclosure Schedules), none of the Seller, the Shareholders, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, the Shareholders or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Seller furnished

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or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Company.
ARTICLE VI.
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 6.1    Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
Section 6.2    Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder.
Section 6.3    Enforceability. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer constitute, or when executed and delivered will constitute, the valid and legally binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable.
Section 6.4    No Violation. The execution and the delivery by Buyer of this Agreement and the Ancillary Documents, the performance by Buyer of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Buyer and compliance with the terms of this Agreement and the Ancillary Documents do not and will not conflict with or violate (a) any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer or (b) any Law applicable to Buyer or by which its respective properties is bound or affected, in any material respect, except, in the case of clause (b), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Buyer from performing its obligations under this Agreement or the Ancillary Documents.
Section 6.5    Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent or materially delay the ability of Buyer from carrying out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Buyer is not subject to any Order that would reasonably be expected to materially affect the ability of Buyer to carry out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 6.6    Governmental Authorizations and Consents. Other than as may be required under the HSR Act, no Governmental Consent is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary

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Documents, or (b) which is otherwise necessary to permit Buyer to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or materially delay Buyer from performing its obligations hereunder or thereunder.
Section 6.7    Acknowledgement. Buyer acknowledges and agrees that none of Seller, the Shareholders, the Company or any other Person has made any representation or warranty as to Seller, the Shareholders, the Company or this Agreement, except as expressly set forth in this Agreement (and the related portions of the Company Disclosure Schedules).
ARTICLE VII.
Covenants
Section 7.1    Conduct of the Company.
(a)    During the period from the date of this Agreement through the earlier of the termination of this Agreement in accordance with its terms, and the Closing Date, except as (i)  otherwise expressly contemplated by this Agreement, (ii) otherwise consented to by Buyer, in writing or (iii) set forth in Section 7.1 of the Company Disclosure Schedule, Seller shall cause the Company to, and the Company shall (w) conduct its business and operations only in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, and (y) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Business.
(b)    Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as otherwise consented to by Buyer, in writing, during the period from the date of this Agreement through the earlier of the termination of this Agreement and the Closing Date, Seller shall cause the Company not to, and the Company shall not:
(i)    Declare, accrue, set aside or pay any non-cash dividend or make any other non-cash distribution in respect of any of its Equity Securities, and shall not repurchase, redeem or otherwise reacquire any such Equity Securities other than for cash;
(ii)    sell, issue, grant, authorize the issuance of, split, combine, redeem or reclassify, or purchase or otherwise acquire any (x) Equity Securities of the Company, (y) option or right to acquire any Equity Securities of the Company, or (z) instrument convertible into or exchangeable for any Equity Securities of the Company;
(iii)    modify or amend any of the organizational documents of the Company;
(iv)    amend, renew, terminate or waive any Material Contract or any provision thereof other than in the ordinary course of business consistent with past practice;

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(v)    enter into any new Contract that would have been a Material Contract if it had existed on the date hereof other than in the ordinary course of business consistent with past practice;
(vi)    enter into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services or the Person or class of Persons it may solicit for employment, or the acquisition of any business;
(vii)    acquire (x) by merging or consolidating with, or by purchasing Equity Securities in or substantial portion of the assets of, or by any other means, any Person or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;
(viii)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;
(ix)    divest, sell, transfer, lease, license, pledge or otherwise dispose of, or permit a Lien on any asset of the Company, other than the sales of products or services in the ordinary course of business consistent with past practice;
(x)    disclose any trade secret or Confidential Information to any Person other than to Employees (but only current Employees) that are subject to confidentiality or non-disclosure covenants protecting against further disclosure, or sell, encumber, abandon or allow to lapse any Intellectual Property other than in the ordinary course of business consistent with past practice;
(xi)    change its fiscal year or its accounting policies or procedures except to the extent required to conform with GAAP;
(xii)    settle or compromise any pending or threatened Litigation in excess of twenty-five thousand dollars ($25,000);
(xiii)    make any capital expenditure with respect to the Company in excess of twenty-five thousand dollars ($25,000) in the aggregate;
(xiv)    waive any right of the Company under the confidentiality provisions of any Contract entered into with respect to the Business;
(xv)    (A) terminate or amend any Plan or any employee benefit plan, agreement or arrangement that would have been a Plan if it had existed on the date hereof, (B) enter into, establish or adopt any employee benefit plan, agreement or arrangement that would have been a Plan if it had existed on the date hereof, (C) enter into or adopt any employment or severance agreement that would have been an Employee Agreement if it had existed on the date hereof,

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(D) become party to, establish, adopt, amend, negotiate, enter, withdraw from, or terminate any collective bargaining, labor, works counsel, or similar agreement or arrangement in each case except to the extent required by Law or as expressly contemplated by this Agreement, and (E) pay any bonus, profit-sharing payment, cash incentive payment or similar payment other than in the ordinary course of business consistent with past practice;
(xvi)    hire any new officer or terminate the services of any existing officer other than for cause or promote or change the title or any employees (retroactively or otherwise);
(xvii)    increase or make any change in the rate of annual or other compensation, commission opportunities, bonus opportunities, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee, Consultant, or other individual service provider, except (A) in connection with across-the-board promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business consistent with past practice and (B) to the extent required by the terms of any Plan, Consultant Agreement or Employee Agreement disclosed in Section 5.21(a) of the Company Disclosure Schedule;
(xviii)    increase, fund, grant, accelerate the vesting of, or enhance any rights, benefits or payments, fund benefits or make any material determinations under any Plan (including taking any of the foregoing actions in respect of payments);
(xix)    loan or advance any money or any other property to any Employee, Consultant, or other individual service provider;
(xx)    terminate Employees in such numbers as would trigger any Liability under the WARN Act;
(xxi)    file or cause to be filed any Tax Return with respect to the Company, amend any Tax Return, enter into any closing agreement, make, change or revoke any Tax election, adopt or change any Tax method of accounting, change its Tax year, settle or compromise any Tax audit, Litigation, other proceeding or assessment, surrender any right to claim a refund of Taxes, agree to extend or waive the statute of limitations in respect of any Taxes or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or fail to comply with any obligation or requirement under any Tax Incentive Agreement (including any requirement relating to employment, wages or maintenance of operations);
(xxii)    abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property, Company IT Asset or Company Intellectual Property Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property, Company IT Assets and Company Intellectual Property Contracts;

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(xxiii)    grant to any Person any license with respect to any Company Intellectual Property or Company IT Asset, except non-exclusive licenses granted in connection with the sale or license of Company products in the ordinary course of business consistent with past practice, or enter into any covenant not to sue with respect to any Company Intellectual Property or Company IT Asset;
(xxiv)    develop, create or invent any Intellectual Property jointly with any Person;
(xxv)    fail to invoice any customer or fail to pursue collection of any accounts receivable from any customer, or accelerate the collection of, or discount any accounts receivable from any customer; or
(xxvi)    authorize, agree, resolve or consent to any of the foregoing.
Section 7.2    Certain Tax Matters.
(a)    (i)    Shareholders shall cause Seller to prepare and timely file all Pre-Closing Tax Period Tax Returns of the Company required to be filed prior to the Closing Date, and shall timely pay all Taxes reflected as due with respect to such Tax Returns.
(i)    Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Pre-Closing Tax Period Tax Returns of the Company (other than the Tax Returns referred to in Section 7.2(a)(i)), and shall pay or cause to be paid all Taxes reflected as due on such Tax Returns. Seller shall pay to Buyer, not later than five (5) Business Days before such Taxes are due, the amount of such Taxes paid by Buyer or the Company pursuant to this Section 7.2(a)(ii).
(ii)    Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that relate to any Straddle Period and shall pay or cause to be paid the Taxes reflected as due on such Tax Returns. Shareholders shall cause Seller to pay to Buyer, no later than five (5) Business Days before such Taxes are due, the Pre-Closing Date Share of any such Taxes.
(b)    Buyer, Seller and Shareholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.2, (ii) any other Tax Returns required to be filed in connection with the transactions contemplated hereby (including required filings under Section 6043 or Section 6043A of the Code or the Treasury Regulations thereunder), and (iii) any Tax Contest. Such cooperation shall include the retention and (upon the other party's request) the provision of Business Records and information reasonably relevant to any such Tax Return or Tax Contest and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall and Shareholders shall cause Seller to (A) retain all Business Records with respect to Tax matters pertinent to the Company and the Company's assets or activities, as applicable, relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof)

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of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such Business Records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such Business Records. The Company and Seller acknowledge that no provision of this Agreement requires Buyer to provide any party any right to access or review any Tax Return or Tax work papers of Buyer or any Affiliate thereof (other than the Company).
(c)    Allocation.
(i)    The portion (the “Allocation”) of the Closing Consideration Amount (and all other amounts treated as consideration for the purchase of the interest in the Company for U.S. federal income Tax purposes) that shall be allocated to the Company’s unrealized receivables, as defined under Section 751(c) of the Code and the Treasury Regulations thereunder, and the Company’s inventory items, as defined under Section 751(d) of the Code and the Treasury Regulations thereunder, shall be an amount equal to the Tax basis plus One Thousand Dollars ($1,000.00) for each of these two categories. The exact dollar amount of each such allocation shall be determined by the Seller and the Buyer within 90 days after the Closing Date. Buyer, the Company, Seller, and the Shareholders shall, unless required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, (A) file all Tax Returns consistent with the Allocation, (B) furnish all notifications, statements, file Form 8308 as required, and fulfill all other obligations set forth in Section 6050K of the Code and the Treasury Regulations thereunder, consistent with the Allocation, (C) not take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, and (D) cooperate with each other in case of a challenge by a Taxing Authority to the Allocation.
(d)    Seller and Buyer shall each be responsible for and shall pay fifty percent (50%) of all Transfer Taxes. Shareholders shall cause Seller to timely prepare all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Buyer at least ten (10) days prior to the due date for such Tax Returns for Buyer's review and comment. Shareholders shall cause Seller to timely file, or cause to be timely filed, all such Tax Returns, and Buyer shall reasonably cooperate with Shareholders and Seller as may be necessary to effectuate such filings, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(e)    All Tax sharing, indemnification or allocation agreements or similar Contracts with respect to or involving the Company shall be terminated no later than the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder. The Company, Seller and Shareholders shall take all actions necessary to terminate such Contracts prior to Closing.
(f)    Following the Closing, Seller shall have the right to control the conduct of any Tax Contest involving the Taxes of the Company with respect to any Pre-Closing Tax Period, provided, however, that Seller shall (i) keep Buyer reasonably informed with respect to such Tax Contest, (ii) consider in good faith Buyer's comments to Seller regarding the conduct of or positions

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taken in such Tax Contest, and (iii) with respect to any such Tax Contest that will result in a material adverse effect to Buyer, not enter into any settlement or compromise of such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed, or withheld.
(g)    Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall make all Tax payments, including all estimated Tax payments that would be made in the ordinary course of business or be required by Law.
(h)    Shareholders shall cause Seller not to make, or permit any of its Affiliates (including the Company) to make, any election under Treasury Regulations § 301.7701-3 (or any analogous or similar state or local Law or regulation), as a result of which the Company would not be treated as an entity disregarded as separate from its owner pursuant to Treasury Regulations § 301.7701-2(c)(2)(i) (or any analogous or similar state or local Law or regulation).
(i)    Tax Treatment. The Buyer, the Company, Seller and their respective Affiliates all agree that for U.S. federal and applicable state income Tax purposes: (i) the F Reorg shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the contribution of capital by Newco to the Company following the reorganization shall be treated as the creation of a partnership between the Seller and Newco pursuant to Section 721(a) of the Code, which partnership shall continue the business of the Company and shall continue to be referred to as the “Company,” and (iii) the purchase of the Purchased Company Interests shall be treated as a taxable purchase by Buyer, and taxable sale by the Seller, of seventy five percent (75%) of the Company Interests in a recognized partnership. Buyer, the Company and Seller shall treat the transactions contemplated by this Agreement consistent with the foregoing for all Tax purposes, including in all Tax Returns and in any Tax proceedings.
Section 7.3    Access to Information Prior to the Closing. During the period from the date hereof through the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall, and Shareholders shall cause the Company to, give Buyer and its authorized Representatives reasonable access during regular business hours to all offices, Real Property and Business Records of the Company as Buyer may reasonably request. With respect to any such access or visit, (i) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of the Company and Shareholders to schedule such access or visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company and (ii) the Company shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege; provided, however, that with respect to any information that the Company deems privileged in the case of clause (ii), Seller shall use commercially reasonable efforts to take, or cause to be taken, all such alternative actions or things necessary, proper or advisable to make such information available.
Section 7.4    Confidentiality.
(a)    During the period from the date hereof through the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Buyer shall, and shall cause its controlled Representatives to keep the Confidential Information confidential and not disclose

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any of it to any Person in any manner whatsoever; provided, however, that Buyer may (i) make any disclosure of the Confidential Information to which Seller gives its prior written consent, (ii) disclose any of such information to its controlled Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Buyer will be responsible for any violation of the provisions of this Section 7.4(a) by any of its controlled Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused by any act of Buyer or its controlled Representatives in violation of this Agreement). Notwithstanding the foregoing, in the event that Buyer or any of its controlled Representatives are required to or believe they are required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Seller with prompt written notice of any such requirement so that Seller or Shareholders may seek (at its cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by Seller is not obtained or granted, and Buyer or its controlled Representatives are nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, Buyer or its controlled Representatives may disclose to, or as required by, the applicable Governmental Authority, only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided, that Buyer and its controlled Representatives exercise commercially reasonable efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
(b)    Following the Closing, Shareholders and Seller shall, and shall cause their respective Representatives to, (i) keep the Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever, and (ii) not use the Confidential Information directly or indirectly in any way detrimental to the Company or its Affiliates; provided, however, that Shareholders and Seller may (A) make any disclosure of the Confidential Information to which Buyer gives its prior written consent, (B) disclose any of such information to their respective Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Shareholders and Seller will be responsible for any violation of the provisions of this Section 7.4(b) by any of their respective Representatives), and (C) disclose that information which, on the advice of their counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused by any act of Shareholders or Seller or their respective Representatives in violation of this Agreement). Notwithstanding the foregoing, in the event that Shareholders, Seller or their respective Representatives are required to or believe they are required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Buyer with prompt written notice of any such requirement so that Buyer and the Company may seek (at their cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided, that in the event that such protective order or other appropriate remedy or waiver by Buyer is not obtained or granted,

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and Shareholders, Seller or their respective Representatives, are nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, Shareholders, Seller or their respective Representatives may disclose to, or as required by, the applicable Governmental Authority only that portion of the Confidential Information which such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided that Shareholders, Seller and their respective Representatives exercise commercially reasonable efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Buyer and the Company to obtain (at their cost and expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
Section 7.5    Public Announcements. The initial press release regarding this Agreement shall be made at such time and in such form as Buyer and Seller agree. If Buyer and Seller cannot agree on the initial press release, then, from the date hereof until the Closing, either such party shall be permitted to make any disclosure that may be required by Law or the rules or regulations of any exchange to which it is subject; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. Following the Closing and the initial press release, none of Buyer, the Company, Seller or either Shareholder or any of their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement or the transactions contemplated hereby containing any substantive information in addition to that previously permitted to be disclosed pursuant to this Section 7.5 without the prior consent of Buyer and Seller, except as (a) may be required by Law or the rules or regulations of any exchange to which it is subject or (b) consistent with any previous internal or external public disclosures regarding this Agreement and the transactions contemplated hereby; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. Notwithstanding anything herein to the contrary, Buyer may, without consultation with or consent of Seller, disclose any information concerning the transactions contemplated hereby that it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews (x) prior to the Closing, to the extent such information is contained in or consistent with a communications plan approved by Seller (which approval shall not be unreasonably withheld or delayed) or (y) following the Closing, as determined by Buyer in its reasonable business judgment.
Section 7.6    Release. Effective as of the Closing, Shareholders and Seller, on behalf of themselves and their respective Affiliates and each of his, its and their respective officers, directors, managers, employees, agents, heirs, personal representatives, successors and assigns (the "Releasing Parties"), hereby releases, acquits and forever discharges the Company and any and all of its successors and assigns, together with all its present and former directors, officers, employees, agents and Representatives (the "Released Parties"), from any and all Claims, that such Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, known or unknown, from the beginning of time through and including the Closing Date,

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other than obligations arising under this Agreement or the Ancillary Documents. Each Shareholder, on behalf of himself and the other Releasing Parties, understands the significance of this release of unknown Claims and waiver of statutory protection against a release, on behalf of himself and the other Releasing Parties, of unknown Claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement.  Each Shareholder, on behalf of himself and the other Releasing Parties, acknowledges that Buyer will be relying on the waiver and release provided in this Section 7.6 in connection with entering into this Agreement and that this Section 7.6 is intended for the benefit of, and to grant third party beneficiary rights to each Released Party to enforce this Section 7.6.
Section 7.7    Employee Matters. Seller shall use its commercially reasonable efforts to cause the Company and each Key Employee to enter into their respective Key Employee Agreements at Closing.
Section 7.8    Affiliate Arrangements. On or prior to the Closing, the Company shall terminate all Affiliate Arrangements in a manner and on such terms that shall not subject the Company, Buyer or their respective Affiliates to any ongoing obligations or require the Company to make any termination or indemnity or other payments on or after the Closing Date.
Section 7.9    Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions set forth herein and to applicable Law, each of the parties shall cooperate and use its respective commercially reasonable efforts to take, or cause to be taken, such appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including obtaining all necessary consents, registrations, notices, applications and filings as required by any Governmental Authority or applicable Law or as required by any Contract, lease or agreement, including those disclosed in Section 5.4 and Section 5.5 of the Company Disclosure Schedule.
(b)    As soon as reasonably practicable following the date hereof (but no later than seven (7) Business Days following the date hereof) and pursuant to the applicable requirements of the HSR Act, the parties shall cause to be filed with the U.S. Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated hereby (including seeking early termination of the waiting period under the HSR Act). Buyer and Seller each shall (a) promptly supply the other party with any information which may be required in order to effectuate such filings and (b) respond as promptly as practicable to any inquiry received from the FTC or the DOJ for additional information or documentation. Each of Buyer and Seller shall (i) promptly notify the other party of any material communication between that party and the FTC or the DOJ and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) consult with the other party in advance of participating in any meeting or discussion with the FTC, DOJ, or any other Governmental Authority with respect to any filing, investigation or inquiry concerning the transactions contemplated hereby and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat; and (iii) subject to applicable Law, furnish the other party with copies of all written

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correspondence and communications between it or its Affiliates and their respective Representatives and any Governmental Authority with respect to the transactions contemplated by this Agreement; provided, however, that materials provided to the other party pursuant to this Section 7.9(b) may be redacted (x) to remove references concerning the valuation or future plans for the Business, (y) as necessary to comply with contractual obligations and (z) as necessary to address reasonable privilege concerns; provided, further, that the parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.9 or any other section of this Agreement as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and any consultants engaged by outside counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the prior written consent of the party providing such materials. Subject to Section 7.9(c) and upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things, necessary, proper or advisable to make effective the transactions contemplated hereby, including obtaining the expiration or termination of any applicable waiting periods under the HSR Act and approvals, if any, from the Governmental Authorities set forth in Section 5.5 of the Company Disclosure Schedule. Buyer, on the one hand, and Seller or the Company, on the other hand, shall each be responsible for paying fifty percent (50%) of all filing fees under the HSR Act (or as otherwise required in accordance with this Section 7.9(b)) in connection with the transactions contemplated hereby.
(c)    Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall require or obligate Buyer or any of its Affiliates to, and neither the Company nor Seller shall, without the prior written consent of Buyer: (i) in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the transactions contemplated hereby, agree to defend any such action or actions; (ii) commence any Litigation with any Governmental Authority or third party; (iii) commit, agree or otherwise become subject to any restriction, condition, limitation or other understanding on or with respect to the operation of the business of Buyer or any of its Affiliates or the business of the Company; (iv) agree or otherwise be required to license, sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of any business, assets or operations of Buyer or any of its Affiliates or the business of the Company; or (v) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material Liability or other obligation, in connection with obtaining any authorization, consent, Order, registration or approval.
Section 7.10    Non-Competition and Employee Non-Solicit.
(a)    From (i) the Closing Date until the fifth anniversary of the Closing Date (the "Restricted Period"), none of Seller or Shareholders, nor any of their respective Affiliates (each, a "Restricted Party") shall, directly or indirectly, engage in, own, have any financial interest in, manage or operate a business the same as, substantially similar to, or which materially competes with, the Business as it is currently conducted, other than the Company; provided, however, that the beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of less

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than two percent (2%) of the outstanding shares of common stock of a publicly held corporation that is engaged in the Business shall be permitted.
(b)    The broadest geographic scope enforceable by Law for the restrictions set forth in Section 7.10(a) shall be applicable, as follows, which geographic scope the Restricted Parties represent is coextensive with the geographic scope of the Business:
(i)    everywhere in the World that has access to the Business because of the availability of the Internet;
(ii)    everywhere in the World that a Restricted Party has the ability to compete with the Business through the Internet;
(iii)    each state, commonwealth, territory, province and other political subdivision located in North America and the United Kingdom;
(iv)    each state, commonwealth, territory, province and other political subdivision located in the United States of America;
(v)    California and any other state, commonwealth, territory or other political subdivision in which the Company has engaged in the Business in the one (1) year period immediately preceding the Closing;
(vi)    California and any other state, commonwealth, territory or other political subdivision in which the Company has performed any services or sold any products in the one (1) year period immediately preceding the Closing; and
(vii)    California and any other state, commonwealth, territory or other political subdivision where the Company has or had an office out of which it operated the Business at any time in the one (1) year period immediately preceding the Closing.
(c)    During the Restricted Period, none of the Restricted Parties shall, whether for their own account or for the account of any Person, directly or indirectly:
(i)    call upon, solicit, accept any business of, contact or have any communication with any Person who is a customer or supplier or prospective customer or supplier of the Company as of the Closing, or who was a customer or supplier or prospective customer or supplier of the Company at any time within the twenty-four (24) month period immediately preceding the Closing for the purpose of: (A) diverting or attempting to divert or influence any business of such customer or supplier or prospective customer or supplier to any competitor of the Company or Buyer; (B) marketing, selling, distributing, leasing or providing any products or services in competition with the Business, the Company or Buyer; or (C) otherwise interfering in any fashion with the operations being conducted by the Company as

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of the Closing or with any operations conducted by Buyer during the Restricted Period;
(ii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or other Person who is a business relation of the Company as of the Closing or who was a customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation of the Company within the twenty-four (24) month period immediately preceding the Closing, to cease doing business with the Business, the Company or Buyer, to deal with any competitor of the Business, the Company or Buyer or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation and the Business, the Company or Buyer; or
(iii)    solicit for employment or attempt to solicit otherwise, endeavor to entice away, hire or retain any Person who is an employee, independent contractor or other personnel of the Company as of the Closing or who was an employee, independent contractor or other personnel of the Company at any time within the twelve (12) month period immediately preceding the Closing, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this shall prevent a Restricted Party from soliciting or hiring (A) any employee whose employment has been terminated by the Company or Buyer or (B) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(d)    The nature and scope of the foregoing protection has been carefully considered by Buyer, Seller and Shareholders. Seller and Shareholders each acknowledge and agree that the covenants contained in this Section 7.10 are essential elements of this Agreement and that but for these covenants, Buyer would not have agreed to acquire the Purchased Company Interests or otherwise become party to this Agreement. Buyer, Seller and Shareholders hereby agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Seller for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 7.10 as will render such restrictions valid and enforceable, and the other provisions hereof shall remain in full force and effect.
(e)    Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach of this Section 7.10, Buyer shall be entitled, without the posting of a bond or other security, to an injunction restraining such breach or threatened breach, and Seller and each Shareholder acknowledge the inadequacy of relief in damages with respect thereto. The foregoing shall not be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

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Section 7.11    No Solicitation. Between the date hereof and the Closing Date, none of the Restricted Parties shall directly or indirectly (including by way of providing information regarding the Company or the Business to any Person or providing access to any Person), (i) solicit any offer, proposal or inquiry (oral, written or electronic), or encourage or facilitate the solicitation of any offer, proposal or inquiry (oral, written or electronic) relating to any potential Competing Transaction, (ii) participate in, continue or engage in any discussion or negotiation relating to, furnish any information concerning the Company, or the Business or properties of the Company, with respect to, afford access to its properties, Business Records in connection with, or facilitate in any other manner any effort or attempt by any Person other than Buyer to make or seek, any potential Competing Transaction, or (iii) enter into any agreement, arrangement or understanding (oral, written or electronic) relating to any potential Competing Transaction. Seller shall promptly notify Buyer if any such offer or inquiry is received by, any such information is requested from, or any such negotiation or discussion is sought to be initiated or continued with, the Company, Seller or any of their respective Representatives, including the nature and terms of any of the foregoing, the identity of the parties involved and any modification to the nature or terms relating to any potential Competing Transaction. Shareholders shall, and shall cause Seller and the Company and their respective Affiliates to advise their applicable officers, directors, shareholders and employees of the existence of the foregoing covenants, and Shareholders shall, and shall cause Seller and the Company and their respective Affiliates to respond to any inquiry received by their Representatives regarding any Competing Transaction by stating that the Company, Seller, Shareholders and their respective Affiliates are subject to the foregoing covenants.
Section 7.12    Loan Agreement. Buyer covenants and agrees that the Company shall not be made a “Loan Party” under the Credit Agreement or be made a party or guarantor under the Credit Agreement or any other credit facility or loan agreement entered into by Buyer or any Affiliate of Buyer, at any time prior to the Final Put/Call Closing Date (as defined in the Put/Call Agreement).
Section 7.13    LLC Conversion. Seller and Shareholders shall cause the LLC Conversion to occur prior to Closing.
Section 7.14    Payment of Sale Bonuses. At the Closing, (i) Buyer shall deposit with or as directed by the Company from the Closing Consideration Amount the amount described in Schedule 7.14 (the “Bonus Payment Amount”), and (ii) the Company will then cause its payroll provider to pay from the Bonus Payment Amount the Sale Bonuses, less applicable taxes and withholdings, in the amounts and to the persons identified in Schedule 7.14. The parties agree that the Sale Bonuses shall be treated for all purposes as a pre-Closing obligation of the Company and that any tax deduction or expense allocation for the Sale Bonuses will belong exclusively to and be reported exclusively by Seller based on an interim closing of the books of the Company as of the Closing Date.
Section 7.15    R&W Insurance Policy. Prior to the Closing, Buyer shall (a) bind the R&W Insurance Policy; and (b) pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy.
ARTICLE VIII.
Closing; Conditions to Closing

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Section 8.1    Deliveries by Seller, Shareholders and the Company. At the Closing, the Company, Seller and CGI shall deliver or cause to be delivered to Buyer:
(a)    certificates representing all of the Purchased Company Interests, to the extent such Company Interests are certificated, duly endorsed in blank, free and clear of all Liens and any other instruments of transfer, duly endorsed in blank, and to the extent not certificated, appropriate instruments of transfer, duly endorsed in blank, in each case, in form and substance reasonably satisfactory to Buyer;
(b)    pay-off letters (such documents collectively, the "Pay-Off Letters") duly executed by the holders of all Indebtedness as set forth on Section 8.1(b) of the Company Disclosure Schedule, indicating (i) the amounts required in order to pay in full all such Indebtedness (such amounts collectively, the "Pay-Off Amount") and (ii) that upon payment of such Indebtedness, all outstanding obligations of the Company arising under or related to such Indebtedness shall be repaid and extinguished in full and that upon receipt of such payment, such Person shall release its Liens and other security interests in, and agree to deliver UCC-3 termination statements and such other documents or endorsements necessary to release of record its Liens and other security interests in, and the same shall be terminated and of no further force and effect, the assets and properties of the Company;
(c)    certificates of good standing with respect to the Company, Seller and CGI issued by the Secretary of State of the State of California as of a date not more than two (2) Business Days prior to the Closing Date;
(d)    following receipt by Seller of the Closing Consideration Amount, written confirmation that the Closing Consideration Amount has been received;
(e)    a copy of the Put/Call Agreement, duly executed by Seller and CGI;
(f)    a copy of the Escrow Agreement, duly executed by Seller;
(g)    copies of the Key Employee Agreements, duly executed by each Key Employee;
(h)    a copy of the Company Operating Agreement, duly executed by Seller and CGI;
(i)    a copy of the Administrative Services Agreement, duly executed by Seller;
(j)    a copy of the Special Escrow Agreement, duly executed by Seller;
(k)    a copy of the Subordinated Pledge Agreement, duly executed by Seller;
(l)    a copy of the resolutions of (i) the Company's board of managers, certified by the secretary or other appropriate officer of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of its

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obligations hereunder and thereunder and (ii) the board of directors (or equivalent body) of Seller, certified by an authorized signatory of Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Documents and the performance by Seller of its obligations hereunder and thereunder;
(m)    an officer's certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.4(c), Section 8.4(d) and Section 8.4(e); and
(n)    such documents of further assurance reasonably necessary and typical for transactions similar to the transactions being consummated at the Closing.
Section 8.2    Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(a)    the Closing Consideration Amount;
(b)    a copy of the Put/Call Agreement, duly executed by Buyer;
(c)    a copy of the Escrow Agreement, duly executed by Buyer and Escrow Agent;
(d)    copies of the Key Employee Agreements, each duly executed by the Company;
(e)    a copy of the Company Operating Agreement, duly executed by Buyer;
(f)    a copy of the Administrative Services Agreement, duly executed by Buyer;
(g)    a copy of the Special Escrow Agreement, duly executed by Buyer;
(h)    a copy of the Subordinated Pledge Agreement, duly executed by Buyer;
(i)    an officer's certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.3(c) and Section 8.3(d); and
(j)    such documents of further assurance reasonably necessary and typical for transactions similar to the transactions being consummated at the Closing.
Section 8.3    Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):
(a)    No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

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(b)    HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
(c)    Representations and Warranties. The representations and warranties of Buyer set forth in Section 6.1 (Organization and Power), Section 6.2 (Authorization) and Section 6.3 (Enforceability) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.
(d)    Performance. Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or prior to Closing.
(e)    R&W Insurance Policy. Buyer shall have obtained and bound the R&W Insurance Policy.
(f)    Deliveries. Seller shall have received the deliveries contemplated by Section 8.2.
Section 8.4    Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer).
(a)    No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.
(b)    HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
(c)    Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.7 (No Brokers), Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), Section 5.3 (Capitalization of the Company; No Subsidiaries) and Section 5.26 (No Brokers) (collectively, the "Fundamental Representations") shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except those Fundamental Representations made as of a specified date, which shall be measured only as of such specified date, and (ii) each of the other representations and warranties made by Seller and/or the Shareholders contained in this Agreement or in any certificate or other writing delivered by Seller and/or the

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Shareholders pursuant hereto shall be true and correct in all material respects except that any such representation or warranty that includes any qualification as to "material", "materiality", or "Company Material Adverse Effect" (or any correlative terms) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.
(d)    Performance. Each of the Company and Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by such party at or prior to Closing.
(e)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.
(f)    Employment Arrangements. The Key Employee Agreements shall be in full force and effect, and Buyer shall have determined, in its reasonable judgment, that each of the individuals' party thereto is ready, willing and able to fully perform his obligations in accordance with his or her respective Key Employee Agreement following the Closing.
(g)    Consents and Approvals. All of the consents or notifications set forth in Section 8.4(g) of the Company Disclosure Schedule shall have been obtained or made at or prior to Closing.
(h)    Deliveries. Buyer shall have received the deliveries contemplated by Section 8.1.
ARTICLE IX.
Survival; Indemnification
Section 9.1    Survival of Representations and Warranties. All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the date following the twenty-four (24) month anniversary of the Closing Date, and all Liability with respect to breaches of such representations and warranties shall thereupon be extinguished (except to the extent a Claim with respect thereto has been made prior to such time in which case such representations and warranties shall survive until such Claim is resolved). Notwithstanding the foregoing, the representations and warranties of Seller set forth in (a) Section 5.18 (Environmental Matters), Section 5.20 (Employee and Labor Matters), Section 5.21 (Employee Benefits) and Section 5.22 (Tax Matters), shall survive, and all Liability with respect to breaches of such representations and warranties, shall continue in full force and effect until the date following sixty (60) days after all applicable statutes of limitations, including written waivers and written extensions have expired with respect to the matters addressed therein and (b) the Fundamental Representations, and all Liability with respect to breaches of such representations and warranties, shall survive for the applicable statute of limitation. Notwithstanding anything in this Article IX to the contrary, in the event that any breach or alleged breach of any representation or warranty by (i) the Company, Seller or the Shareholders results from fraud or Willful Breach of the Company, Seller or Shareholders, or (ii) Buyer results from fraud or Willful Breach of Buyer, then, in each case, such representation or warranty shall survive the Closing and the consummation of

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the transactions contemplated hereby and shall continue in full force and effect for the applicable statutes of limitation. To the extent the survival periods of the representations and warranties as set forth in this Section 9.1 are greater than or less than the survival period under the applicable statute of limitations, the Parties expressly understand, acknowledge and agree that the survival periods set forth in this Section 9.1 are intended to alter such applicable statutes of limitations.
Section 9.2    Indemnification by Seller and Shareholders. Subject to Section 9.4 below, from and after the Closing, Seller and each Shareholder, jointly and severally, shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Company), and their respective officers, directors, employees, shareholders, representatives, successors and assigns (collectively, "Buyer Indemnitees") from and against any and all Losses incurred by Buyer Indemnitees arising out of, in connection with or relating to:
(a)    any misrepresentation, inaccuracy or breach of any representation or warranty made by Seller or either Shareholder in this Agreement or any of the Ancillary Documents;
(b)    any breach or failure by Seller, either Shareholder or the Company to comply with, perform, or discharge any obligation, agreement, or covenant made by Seller, or such Shareholder or the Company in this Agreement or the Ancillary Documents;
(c)    any Company Transaction Expenses to the extent not taken into account in reducing the Closing Consideration Amount or taken into account in the calculation of the Final Purchase Price Adjustment Statement;
(d)    any Indebtedness of the Company existing on the Closing Date to the extent not taken into account in reducing the Closing Consideration Amount or taken into account in the calculation of the Final Purchase Price Adjustment Statement;
(e)    Seller Taxes; and
(f)    any actual or alleged violation of the Fair Labor Standards Act of 1938, as amended, or any similar state or local laws governing or related to the misclassification of employees as exempt or non-exempt or the payment or failure to pay wages, overtime, or other benefits.
Section 9.3    Indemnification Obligations of Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, Shareholders, their respective Affiliates, and their respective officers, directors, employees, shareholders, representatives, successors and assigns (collectively, "Seller Indemnitees") from and against any and all Losses incurred by Seller Indemnitees arising out of, in connection with or relating to:
(a)    any misrepresentation, inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any of the Ancillary Documents; and
(b)    any breach or failure by Buyer to comply with, perform, or discharge any obligation, agreement, or covenant made by Buyer in this Agreement or the Ancillary Documents.

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Section 9.4    Limitations on Indemnification Obligations.
(a)    Seller and Shareholders shall not be required to indemnify Buyer Indemnitees with respect to any Claim for indemnification arising out of, in connection with or relating to matters described in Section 9.2(a) unless and until the aggregate amount of all such Claims for such matters exceeds six hundred fifty thousand dollars ($650,000) (the "Basket"), in which event Buyer Indemnitees will be entitled to recover Losses in excess of the Basket arising out of, in connection with or relating to such matters pursuant to Section 9.4(c) below; provided, however, the Basket shall not apply to any breach of the Fundamental Representations or any breach of Seller's or Shareholders' representations and warranties constituting a Willful Breach.
(b)    Except for Exempted Losses, the aggregate amount required to be paid by Seller Indemnitees pursuant to Section 9.2(a) shall not exceed in the aggregate six hundred fifty thousand dollars ($650,000) (the "Indemnification Cap").
(c)    From and after the Closing, the sole and exclusive sources of payment of any Losses based upon, arising out of, with respect to, or by reason of an event or occurrence described in Section 9.2(a), shall be (i) first, Buyer’s own funds until the amount of Losses equals the Basket, (ii) second, the then-remaining Escrow Funds up to an amount equal to the Indemnification Cap, (iii) third, the R&W Insurance Policy and (iv) fourth, solely with respect to Exempted Losses, by payment from the Seller Indemnitees.
(d)    The aggregate amount of all Losses for which Seller and Shareholders shall be liable for Exempted Losses shall be limited to the Purchase Price.
(e)    Payments by Seller Indemnitees pursuant to Section 9.2 in respect of any Losses shall be reduced by an amount equal to any insurance proceeds and any indemnity, contribution or other similar payment (net of the out-of-pocket costs reasonably incurred in obtaining such payment and any related increase in insurance costs or premiums caused as a result of such claim) actually received by Buyer Indemnitees in respect of any such Loss. The Buyer Indemnitees shall use commercially reasonable efforts (which shall not include commencing any litigation or incurring material expenses) to recover under insurance policies (including the R&W Insurance Policy) all amounts of Losses that would otherwise be recoverable from the Seller and/or the Shareholders under this Article IX.
(f)    For the purposes of determining any inaccuracy in or breach of, or the amount of any Losses related to the inaccuracy in or breach of, any of the representations or warranties as set forth in this Agreement, the representations and warranties set forth in this Agreement shall be considered without regard to any qualifications as to "material", "materiality" or "Company Material Adverse Effect" (or any correlative terms) set forth therein. In no event shall any Seller Indemnitee be liable to any Buyer Indemnitees for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or profit, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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(g)    Subject to the limitations on indemnification obligations set forth in this Section 9.4, and solely with respect to (i) Exempted Losses and (ii) Losses indemnified pursuant to Section 9.2(b) – (f), Buyer Indemnitees shall have the right to satisfy any unpaid indemnification obligation by offsetting or withholding such amount against a portion of the Contingent Payment to be paid to Seller pursuant to the terms of Section 3.5; provided, that Buyer Indemnitees shall not be permitted to offset or withhold any amounts that are subject to a Contested Claim (as defined in the Escrow Agreement) under the Escrow Agreement, to the extent (and only to the extent) that there are sufficient funds remaining in the Escrow Account to pay and satisfy in full such Contested Claim. For the avoidance of doubt, in respect of any portion of the Contingent Payment that is off-set or withheld, if any such Claims are finally resolved in favor of Seller Indemnitees (whether by mutual agreement or otherwise), or if the portion of the Contingent Payment that is off-set or withheld by Buyer exceeds the amount ultimately payable to Buyer Indemnitees in respect of such Claim, Buyer shall promptly pay to Seller Indemnitees the excess amount off-set or withheld in respect of such Claim but only to the extent that such amount is otherwise payable by Buyer in accordance with the terms of this Agreement plus interest at a rate of eight percent (8%) per annum at the date of off-set until the date of payment.
(h)    Each Buyer Indemnitee shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(i)    Except in the case of fraud, Buyer’s sole and exclusive remedy with respect to any and all Claims or Losses arising from or related to the matters described in Section 9.2(a) – (f) above shall be pursuant to the indemnification provisions set forth in this Article IX.
Section 9.5    Procedure with Respect to Direct Claims.
(a)    Any Claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party giving prompt written notice of the nature of the Direct Claim in reasonable detail together with all material written evidence thereof and shall include a good faith estimate of the amount, of the Direct Claim. The failure to make such prompt delivery of such written notice by an Indemnified Party to the Indemnifying Party shall not, itself, relieve the Indemnifying Party from any Liability under this Article IX with respect to such Direct Claim for which it would otherwise be liable, except to the extent the Indemnifying Party is actually materially prejudiced.
(b)    The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party shall deny Liability, in whole or in part, such written notice to the Indemnified Party shall be accompanied by a reasonably detailed description of the basis for denial. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance giving rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such prompt information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, document and

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records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party fails to deliver such written notice to the Indemnified Party by 5:00 P.M. (Eastern Time) on the last day of the thirty (30) day period, the Indemnifying Party shall be deemed to have conceded the entire amount of the Direct Claim and, notwithstanding anything herein to the contrary, the Indemnified Party shall be entitled to the entire amount of the Direct Claim. If the Indemnifying Party denies Liability for such Direct Claim, in whole or in part, the parties shall attempt to resolve the dispute as promptly as possible. If the parties fail to resolve the dispute within thirty (30) days after the Indemnified Party received a written notice from the Indemnifying Party denying the Direct Claim, then the Indemnified Party shall be free to pursue such remedies as may be available under this Agreement.
Section 9.6    Procedure with Respect to Third-Party Claims.
(a)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not itself, however, relieve the Indemnifying Party of its indemnification obligations for which it would otherwise be liable, except and only to the extent that the Indemnifying Party forfeits rights or defenses or otherwise prejudices the defense of such claim by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(b)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.6(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.6(c), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Notwithstanding anything to the contrary contained in this Article IX, the Seller and the Shareholders (a "Seller Indemnitor") shall not have the option to assume the defense of any such Third-Party Claim (i) which seeks any remedy other than monetary damages, (ii) which Thirty-Party Claim, or the assumption by the Seller Indemnitor of the defense of which Third-Party Claim, Buyer Indemnitee reasonably determines (A) would adversely affect

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the continuing business operations of Buyer Indemnitee or any of its Affiliates or their relationships with customers, clients, suppliers or other third parties with whom Buyer Indemnitee or any of its Affiliates has a material business relationship or (B) is a Third-Party Claim involving a criminal matter or Litigation in which the third party is a Governmental Authority or (iii) which claim is covered by the R&W Insurance Policy and the Losses arising from or relating to such Third-Party Claim are in excess (or are reasonably likely to be in excess) of the retention under such R&W Insurance Policy; provided that in each such case, Buyer Indemnitee shall have the right to control the defense of such matter and the Seller Indemnitor shall have the right to participate in the defense of such matter at the Seller Indemnitor’s own cost and expense).
(c)    The Indemnifying Party shall be entitled to enter into settlement of any Third-Party Claim at its sole but reasonable discretion; provided, however, that such settlement shall not include any admission of liability or misconduct on the part of the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnified Party has assumed the defense pursuant to Section 9.6(b), it shall be entitled to enter into settlement of any Third-Party Claim at its sole but reasonable discretion and further seek indemnification from the Indemnifying Party pursuant to the terms of this Agreement.
(d)    Regardless of which party assumes the defense of such matter, the parties shall cooperate with one another in connection therewith. Such cooperation shall include making available all non-privileged Business Records and other documents and materials that are relevant to the defense of such matter and making employees, officers and advisors available to provide additional information or to act as a witness or respond to legal process.
Section 9.7    Tax Matters. The parties shall treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law. Notwithstanding anything to the contrary contained in this Article IX, all procedures relating to Tax Contests shall be governed exclusively by the provisions of Section 7.2(f).
Section 9.8    Calculation of Losses.
(a)    The amount of any Losses payable under this Article IX by the Seller and/or the Shareholders shall be net of any amount actually recovered by the Buyer Indemnitees under applicable insurance policies (net of any premium increase or other out-of-pocket expense, including co-payments, incurred by such Buyer Indemnitee in collecting such amount). If Buyer Indemnitees receive any amount under any applicable insurance policy subsequent to an indemnification payment by the Seller and/or the Shareholders, then such Buyer Indemnitee shall reimburse the Seller and/or the Shareholders for any payment made or expense incurred by the Seller and/or the Shareholders in connection with providing such indemnification payment (net of any premium increase or other out-of-pocket expense, including co-payments, incurred by such Buyer Indemnitee in collecting such amount).
(b)    Notwithstanding anything herein to the contrary, the Seller and the Shareholders shall not be liable under this Article IX for any Losses relating to any matter to the

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extent that (A) Buyer Indemnitee shall have otherwise been fully reimbursed for such matter pursuant to, or the Loss was fully taken into account under, any other provision of this Agreement, so as to avoid duplication or "double counting" of the same Loss; or (B) without limiting the generality of clause (A), such matter was taken into account by amounts paid pursuant to Section 3.3 after the final determination of the Final Purchase Price Adjustment Statement.
Section 9.9    R&W Insurance Policy. Each party and its Representatives shall reasonably cooperate with the insurer under the R&W Insurance Policy in connection with the defense of any matter which might reasonably constitute a Loss (as defined under the R&W Insurance Policy). The insurer under the R&W Insurance Policy shall have the right to participate in the investigation, defense and settlement of any Third Party Claim (as defined in the R&W Insurance Policy) or other matter reasonably likely to be covered under the R&W Insurance Policy to the extent provided in the R&W Insurance Policy.
Section 9.10    No Waiver. The representations, warranties and covenants of the Seller and the Shareholders, and the Buyer Indemnitee's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or any Buyer Indemnitee or by reason of the fact that Buyer or any Buyer Indemnitee knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of Buyer's waiver of any condition set forth in Section 8.4, as the case may be.
ARTICLE X.
Termination
Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:
(a)    at any time, by mutual written agreement of Buyer and Seller;
(b)    by Buyer, at any time prior to the Closing, if (i) any of the Company, Seller or the Shareholders is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 8.4(c) or (d) incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if there has been a violation or breach of this Agreement by Buyer that has prevented or would prevent satisfaction of any conditions set forth in Section 8.3;
(c)    by Seller, at any time prior to the Closing, if (i) Buyer is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days of written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 8.3(c) or (d) incapable of being satisfied; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if there has been a violation or breach of this Agreement by the Company or Seller that has prevented or would prevent satisfaction of any conditions set forth in Section 8.4;

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(d)    by Buyer or Seller, at any time after September 30, 2019 (the "End Date") if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(e)    by Buyer or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Law, Order or other action shall have become final and non-appealable; or
(f)    by Seller if (i) Buyer does not consummate the transactions contemplated by this Agreement on or prior to the day the Closing is required to occur pursuant to Section 2.1, (ii) Seller shall have irrevocably confirmed in writing to Buyer that it is ready, willing and able to consummate the transactions contemplated by this Agreement on the date of such confirmation and throughout the five (5) Business Day period following delivery of such confirmation and (iii) Buyer fails to effect the Closing by the earlier to occur of (x) five (5) Business Days following the date on which the Closing shall have occurred pursuant to Section 2.1 or (y) the End Date.
Section 10.2    Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.
Section 10.3    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, then:
(a)    Buyer on the one hand, and Seller and Shareholders on the other hand, shall promptly cause to be returned to Seller or Buyer, as applicable, or cause the destruction of, all documents and information obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information obtained by either party in connection with Buyer's investigation of the Company, including any copies made by or supplied to Buyer, Seller or any of their respective Representatives of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by each of Buyer and Seller's external legal counsel for evidentiary purposes in the case of any legal proceedings or threatened legal proceedings relating to this Agreement or any of the transactions contemplated hereby; and each of Buyer and Seller need not delete from its electronic archival systems any information archived in an integrated fashion with other, unrelated information of Buyer or Seller, as applicable, as long as Buyer and Seller make no effort to retrieve such archived information.
(b)    In the event the Seller validly terminates this Agreement in accordance with Section 10.1(f), the Seller may elect, in lieu of its rights and other remedies under this Agreement, to require payment from Buyer of an amount equal to all of the Sellers, the Company’s and the

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Shareholders’ costs and expenses, including, without limitation, fees and disbursements of counsel and accountants, incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum of $500,000 (the “Termination Fee”), by wire transfer of immediately available funds not later than the second (2nd) Business Day following Seller’s written notice to Buyer of its election. In the event Seller elects to receive the Termination Fee and the Termination Fee is timely paid to Seller, the Termination Fee shall be the sole and exclusive remedy of the Seller, the Shareholders and the Company against the Buyer for any and all Losses that may be suffered based upon, resulting from or arising out of any breach of any covenant or agreement in this Agreement or circumstances giving rise to such breach or termination. This Section 10.3(b) shall survive any termination of this Agreement.
(c)    No party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder; provided, however, (i) except as provided in Section 10.4, no such termination shall relieve any party from Liability for any fraud or Willful Breach by that party, and (ii) Section 7.5, this Section 10.3, Section 10.4 and Article XI shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms. For purposes of this Agreement, the term "Willful Breach" means a breach of a covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.
Section 10.4    Exclusive Remedy. From and after the date of this Agreement until the Closing, the sole and exclusive remedy of each party in the event of a breach (including any Willful Breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with Section 10.1 and pursuit of the post-termination remedies permitted under Section 10.3, or (ii) specific performance in accordance with Section 11.11. For the avoidance of doubt, while Seller may seek specific performance in accordance with Section 11.11 in no circumstance shall Seller be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement, or (B) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of any monetary damages.
ARTICLE XI.
Miscellaneous
Section 11.1    Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby or thereby are consummated.
Section 11.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation of good transmission, if delivered by facsimile or E-mail (in which case, it will be effective upon receipt of confirmation of good transmission, excluding automatic acknowledgements of receipt), or (c) as

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of the date delivered, if sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):
If to Seller:            Creative Genius Holdings, Inc.
7979 Ivanhoe #400
La Jolla, CA 92037
Attn: Paul Goodman and Griffin Thall
E-mail: [removed]
With a copy (which shall not constitute notice) to:
Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, CA 92101
Attn: Michael B. Abramson
Fax: [removed]
E-mail: [removed]
If to Buyer:    Vera Bradley Holdings, LLC
c/o Vera Bradley, Inc.
12420 Stonebridge Road
Roanoke, Indiana 46808
Attn: Chief Administrative & Legal Officer – Mark Dely
Fax: [removed]
E-mail: [removed]
With a copy (which shall not constitute notice) to:
Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282-0200
Attn: Stephen J. Hackman
Fax: [removed]
E-mail: [removed]
Section 11.3    Governing Law. This Agreement and all controversies arising out of, in connection with or relating to it shall in be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, including all matters of construction, validity and performance.
Section 11.4    Entire Agreement. This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule and the Ancillary Documents, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all previous agreements, written or oral, relating to the subject matter hereof.

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Section 11.5    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied to other Persons or circumstances or in any other jurisdiction, (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law.
Section 11.6    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
Section 11.7    Effect of Waiver or Consent. At any time prior to the Closing, any party may, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) unless prohibited by applicable Law, waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 11.8    Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties and their respective successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Buyer Indemnitees who are not otherwise a party to this Agreement shall be express third party beneficiaries of this Agreement.
Section 11.9    Assignability. This Agreement shall not be assigned by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without

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such consent to (a) an Affiliate of Buyer and/or (b) any wholly owned U.S. Subsidiary of Buyer, in each case which assignment shall not relieve Buyer of its obligations hereunder.
Section 11.10    Jurisdiction; Court Proceedings; Waiver of Jury Trial.
(a)    Any Litigation against any party to this Agreement arising out of, in connection with or relating to this Agreement shall be brought solely in any state or federal court in the State of Delaware (the "Chosen Courts") and each of the parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert any (i) objection that it may ever have to the laying of venue of any such Litigation in either Chosen Court, (ii) Claim that any such Litigation brought in either Chosen Court has been brought in an inconvenient forum and (iii) Claim that either Chosen Court does not have personal jurisdiction over such party with respect to such Litigation.
(b)    Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.11    Remedies.
(a)    The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as provided in Section 11.11(c), the parties hereto acknowledge and agree that in the event of any breach or threatened breach by Seller on the one hand, or Buyer, on the other hand, or any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto

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agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity, subject to Section 11.11(c). Subject to Section 11.11(c), each of the parties further agrees that the only permitted objection that it may raise in response to any action of equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as provided in Section 11.11(c), the pursuit of an injunction, specific performance or other equitable relief by any party hereto will not be deemed a waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.
(b)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by one party of any one remedy will not preclude the exercise at any time of any other remedy.
(c)    Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of Seller to obtain an injunction, or other appropriate form of equitable relief to cause Buyer to complete the Closing shall be subject to the following: (i) all conditions set forth in Section 8.4 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided that each of which shall be capable of being satisfied if the Closing Date were on such date), (ii) Buyer has failed to complete the Closing in accordance with Section 2.1 when required to do so hereunder and (iii) Seller has irrevocably confirmed in writing that, if specific performance is granted, then the Closing will occur pursuant to Section 2.1.
Section 11.12    Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 11.13    Further Assurance. If at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement and to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Each party shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce the rights and obligations herein provided.
Section 11.14    Guarantee.
(a)    For purposes of this Agreement, the word "Guarantor" shall mean all and any one or more of the Guarantors, and the obligations of the Guarantors shall be joint and several. To induce Seller to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Seller the complete and punctual payment, observance, performance and

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discharge of the obligation of Buyer to pay the Contingent Payment under this Agreement (collectively, the "Guaranteed Obligations" and such guarantee, the "Guarantee"), in each case as and when the payment of the same shall become due (including amounts that would become due from Buyer but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). The term "obligations" is used in this Section 11.14 in its most comprehensive sense. In furtherance of the foregoing and not in limitation of any other right which Seller may have at law or in equity against Guarantor, upon the failure of Buyer to pay any of the Guaranteed Obligations when and as the same shall become due (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will upon demand pay, or cause to be paid, in cash, to Seller, an amount equal to the sum of all Guaranteed Obligations then owed to Seller.
(a)Designs represents and warrants to Seller that (i) Designs is an indirect parent company of Buyer; (ii) Designs (A) is duly organized, validly existing and in good standing under the Laws of Indiana and (B) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder; (iii) the execution, delivery and performance by Designs of the Guarantee have been duly authorized by all necessary corporate action of Designs, do not and will not breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any contract to which Designs is a party; (iv) this Guarantee constitutes the valid and legally binding obligation of Designs, enforceable against Designs in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable; and (v) no Governmental Consent is required in connection with the execution and delivery of this Guarantee and performance of Design’s obligations hereunder.
(b)VRA represents and warrants to Seller that (i) VRA is the ultimate parent company of Buyer; (ii) VRA (A) is duly organized, validly existing and in good standing under the Laws of Indiana and (B) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder; (iii) the execution, delivery and performance by VRA of the Guarantee have been duly authorized by all necessary corporate action of VRA, do not and will not breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any contract to which VRA is a party; (iv) this Guarantee constitutes the valid and legally binding obligation of VRA, enforceable against VRA in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as applicable; and (v) no Governmental Consent is required in connection with the execution and delivery of this Guarantee and performance of the VRA’s obligations hereunder.
(c)Guarantor hereby agrees that its liability for the Guaranteed Obligations set forth herein is irrevocable, absolute, independent and unconditional and shall not (i) be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations, or (ii) be released, diminished, impaired,

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reduced, or affected by any renewal, extension, adjustment, or modification of the Guaranteed Obligations agreed to in writing by Seller and Buyer in accordance with the terms of this Agreement, or by any failure of Seller to notify Guarantor thereof, and Guarantor hereby waives notice thereof (other than any notices required under this Agreement). Without limitation, Guarantor consents to any extensions of time of the Guaranteed Obligations agreed to in writing by Seller and Buyer, to any changes in the terms of the Guaranteed Obligations as agreed to in writing by Seller and Buyer, and to any settlement or adjustment with respect to the Guaranteed Obligations entered into in writing between Seller and Buyer. Except as expressly provided in this Agreement with respect to Buyer, no delays on the part of Seller in the exercise of any right or remedy with respect to any of the Guaranteed Obligations shall operate as a waiver thereof, and no single or partial exercise by Seller of any right or remedy with respect to any of the Guaranteed Obligations shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
(d)Guarantor acknowledges and agrees that: (i) this Guarantee is the immediate, direct and primary obligation of Guarantor, and that Seller shall be entitled to make a demand hereunder, and pursue all of its rights and remedies against Buyer and/or Guarantor, jointly and severally, whether or not Seller has made any demand or pursued any remedies, or during the pendency of any demand made hereunder or remedies pursued, against Buyer; (ii) this Guarantee is a guarantee of payment when due and not of collectability; (iii) Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and (iv) this Guarantee is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.
(e)Guarantor waives and agrees not to assert: (i) any right to require Seller to proceed against Buyer or any other Person, to proceed against or exhaust any collateral or other security held for the Guaranteed Obligations (except to the extent required by applicable Law in a provision which cannot be waived); (ii) any defense arising by reason of any lack of corporate or other authority; or (iii) presentment, protest and notice of dishonor. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guarantee. The obligations of Guarantor hereunder are independent of and separate from the obligations of Buyer and upon the occurrence and during the continuance of any default, a separate action or actions may be brought against Guarantor, whether or not Buyer or is joined therein or a separate action or actions are brought against Buyer.
(f)So long as this Guarantee shall be in effect, Guarantor will not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that Guarantor may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to another Person, if (i) such Person is an Affiliate of Guarantor or (ii) such Person shall expressly assume by an amendment hereto all of the obligations of Guarantor hereunder.
(g)Notwithstanding anything to the contrary in this Agreement, Guarantor may assert and is entitled to the benefits of any defense, set-off, counterclaim or any other right derived from or afforded by this Agreement or applicable Law with respect to the Guaranteed Obligations;

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and Guarantor shall not be required to pay any of the Guaranteed Obligations in the event of a dispute between Seller and Buyer with respect to whether the Guaranteed Obligations are due and payable, including without limitation any alleged breach of this Agreement or the Purchase Agreement, unless and until a final, non-appealable judgment that requires such payment is entered by a court of competent jurisdiction. Notwithstanding the foregoing, the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) in circumstances where Buyer is the debtor in a case pending under such Code shall not be a defense to payment that can be asserted by Guarantor, and a non-appealable final judgment against Buyer shall not be required prior to payment by Guarantor if Seller is prohibited from obtaining such a judgment solely by the application of the automatic stay or the status of Buyer as a debtor under such Code. For avoidance of doubt, in such circumstances, Guarantor can assert any other defense, set-off, counterclaim or other right of Buyer in an action by Seller to obtain payment from Guarantor.
(h)Notwithstanding anything to the contrary in this Agreement, upon Buyer’s delivery of all payments to be made by Buyer pursuant to the Guaranteed Obligations, the obligations of Guarantor under this Section 11 shall automatically terminate and the Guaranteed Obligations shall be deemed satisfied in full.
(i)Each of Designs and VRA agrees that (i) neither it nor its Affiliates will: directly or indirectly take any actions with respect to the Company in bad faith that are intended to reduce the amount of the Contingent Payment; and (ii) it will, and it will cause Buyer to, use commercially reasonable efforts to satisfy any conditions to the ability of Buyer, Designs or VRA to pay the Contingent Payment when required hereunder, which conditions are set forth in the Credit Agreement, or any renewal, restatement, amendment or replacement thereof, and that it will not, nor will it cause Buyer to, agree to any new covenant or to modify any existing covenant that would impose additional conditions or restrictions on the performance of the obligations of Buyer, Designs or VRA to pay the Contingent Payment under this Agreement (collectively, "New Conditions"), unless Designs and VRA reasonably believe at the time the covenant is entered into or modified that they will be able to perform such obligations in accordance with this Agreement.
(j)This agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the "Subordination Agreement") of even date herewith among Vera Bradley Designs, Inc., Vera Bradley, Inc., Vera Bradley Holdings, LLC, the other Loan Parties party thereto, Creative Genius Holdings, Inc., Creative Genius Investments, Inc. (Creative Genius Holdings, Inc. and Creative Genius Investments, Inc. individually and collectively, the "Subordinated Creditor") and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Senior Secured Parties defined therein ("Agent"), to the indebtedness (including interest) owed by the Loan Parties pursuant to that certain Credit Agreement among the Company, the other Loan Parties, Agent and the Lenders from time to time party thereto, and the other Senior Debt Documents (as defined in the Subordination Agreement), as such Credit Agreement and such Senior Debt Documents have been and hereafter may be amended, restated, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under such agreements

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as contemplated by the Subordination Agreement; and each party to this agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.
(signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, as of the day and year first above written.

BUYER:
VERA BRADLEY HOLDINGS, LLC

By:	/s/ Robert T. Wallstrom
Name:	Robert T. Wallstrom
Title:	President and CEO

SELLER:
CREATIVE GENIUS HOLDINGS, INC.

By:	/s/ Griffin Thall
Name:	Griffin Thall
Title:	President

SHAREHOLDERS:

/s/ Griffin Thall
Griffin Thall

/s/ Paul Goodman
Paul Goodman

THE COMPANY:
CREATIVE GENIUS, INC.

By:	/s/ Paul Goodman
Name:	Paul Goodman
Title:	CFO

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[Signature page to Interest Purchase Agreement]
I\14146902.20

Solely for purposes of Section 11.14:

VERA BRADLEY DESIGNS, INC.

By:	/s/ Robert T. Wallstrom
Name:	Robert T. Wallstrom
Title:	President and CEO

VERA BRADLEY, INC.

By:	/s/ Robert T. Wallstrom
Name:	Robert T. Wallstrom
Title:	President and CEO

[Signature page to Interest Purchase Agreement]
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